Exhibit 99.2

TRA.0111-05/N

MINERA PERU COPPER SYNDICATE S.A.

ENVIRONMENTAL BASELINE STUDY FOR THE MOROCOCHA MINING DISTRICT

PROJECT

(Project 1-A-265-001)

FINAL REPORT

SVS

INGENIEROS SA

December 2004

EMPRESA MINERA DEL CENTRO DEL PERÚ S.A.	DECEMBER 2004
ENVIRONMENTAL BASELINE STUDY – MOROCOCHA MINING DISTRICT	FINAL REPORT

TABLE OF CONTENTS

1.	BACKGROUND	3
	1.1. Historical Data	3
	1.2 Location	3

2.	OWNERSHIP AND MINING RIGHTS	4
	2.1 Mining Concessions	4
	2.2 Surface Ownership	4
	2.3 Legal Environmental Framework for Mining Operations in Peru	5

3.	OBJECTIVES OF THE STUDY	14

4.	STUDY BALANCE	14

5	WORK METHODOLOGY USED	14

6.	ENVIRONMENTAL ASSESSMENT FOR THE MOROCOCHA MINING DISTRICT PROJECT	16

7.	FIELD OBSERVATIONS	21

8.	SURFACE WATER MONITORING 30	25

9.	MEASURES FOR THE REMEDIATION, CONTROL AND CLOSURE OF ENVIRONMENTAL BURDENS	34

	9.1 Mine waste dumps	35
	9.2 Abandoned small mining or exploration works	36
	9.3 The Kingsmill Tunnel	40

10.	ADOPTED CLOSURE STRATEGIES	45

11.	ESTIMATION OF CLOSURE COSTS FOR ENVIRONMENTAL BURDENS	47

12.	REFERENCES	51

	EXHIBITS

	EXHIBIT I - PHOTOGRAPHS
	EXHIBIT II - ANALYSIS OF COSTS
	EXHIBIT III - MAPS

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1.	BACKGROUND

1.1.	Historical Data

The Toromocho Project comprises a disseminated copper deposit, considered one of the most important polymetallic deposits in the country. The first reports about this deposit come from 1928, when a low-grade mineralized area was identified along the monzonite stock axis at the San Francisco hill.

From 1945 to 1955, the Cerro de Pasco Corporation carried out an exploration program that identified the occurrence of mineralization. Later, in 1963, explorations confirmed that the Toromocho deposit had an economic potential.

Intensive explorations continued through 4 campaigns carried out by Cerro de Pasco Corporation and Centromín Perú between 1966 and 1976. In these campaigns, 143 diamond drillings were made with a total length of 42,394 m.

In 1980, Centromín Perú hired specialized companies for the performance of feasibility studies in order to set operational and economic criteria and to confirm the estimated reserves.

Proved plus probable reserves of the Toromocho deposit total about 364 million tons with contents of 0.67% copper and 12 g/t silver, as well as other economically valuable metals, such as molybdenum and zinc.

1.2	Location

The deposit is located in the mining district of Morococha, province of Yauli, department of Junín, where the companies Sociedad Minera Corona S.A. and Sociedad Minera Austria Duvaz S.A. also operate.

The area where these concessions are located has a broken topography, with elevations ranging from 4,400 to 5,000 m.a.s.l., except for some isolated summits, the tallest of which reaches 5,480 m.a.s.l..

In the project area a great number of stepped lagoons exists, which are fed by glaciers and which discharge westwards.

The access to the project area is made from the city of Lima through the Central Highway on a paved road to Morococha (142 km) or through the Central Railway (173-km). Both roads link the project area with the town of La Oroya.

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2.	OWNERSHIP AND MINING RIGHTS

2.1	Mining Concessions

Within the framework of the process performed by CENTROMIN PERU S.A. (CMP) whereby mine concessions were transferred to the private sector, as a result of the International Public Bid PRI-79-2201, on May 14, 2003, the transfer option of the Toromocho Mining Concessions was awarded to Minera Peru Copper Syndicate S.A. (MPCS).

According to Clause 3 of the Transfer Option Agreement of the Mining Concessions making up the Toromocho Project executed by and between Empresa Minera del Centro del Perú S.A. (CMP) and Minera Peru Copper Syndicate S.A. (MPCS) on June 11, 2003, CMP transfers to MPCS the ownership of a total of 37 mining concessions encompassing a total area of 1,248.024 Ha. The area to be transferred includes all the surface covered by Concessions Toromocho 1, 2, 3 and 4, which cover a total area of 1,133.28 hectares, to be included in the transfer of surface lands to the so-called Sub-Lots 2A and 2B Pucará, totaling an extension of 5,291 Ha

Geographically, the mining concessions Toromocho 1, 2, 3 and 4 are located between the following UTM coordinates:

Table 2.1 - Location Coordinates of Concessions

Vertex	1	2	3	4

TOROMOCHO CONCESSIONS 1, 2 AND 3
North	8,718,000	8,718,000	8,715,000	8,715,000
East	374,000	377,000	374,000	377,000

TOROMOCHO CONCESSION 4

North	8,715,000	8,715,000	8,713,000	8,713,000
East	377,000	380,000	377,000	380,000

2.2	Surface Ownership

According to the General Mining Law, mining concessions award rights over the subsoil but not over overlying surface areas.

The above mentioned agreement states in Clause 3 that, besides the mining concessions outlined above, the agreement includes the transfer of surface land in the so-called Sub-Lots 2A and 2B Pucará, with a total area of 5,291.7066 Ha.

The use of surface land for any facilities related to the mining operation (access roads, waste dumpsites, tailings deposits, etc.) will be subject to negotiations between the mining operator and the owner of the surface lands (either the State or an individual or community owner), in order to purchase the surface land or to obtain provisional access through the establishment of easements.

Supreme Decree 017-96-AG enacted on October 1996 regulates the application of Article 7 of Law 26505 (later amended by Law 26570), which establishes the procedures to be followed by mining operators in order to obtain easements for facilities related to mining activities.

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On the other hand, through the Transfer Option Agreement, MPCS assumed the following environmental responsibilities, regardless of whether it executes the option or not, and even if it decides to waive such option:

a)	Mitigation and control of environmental impacts caused by overburden, effluents, tailings, wastes and emissions as a result of exploration activities carried out in the mining concessions subject matter of the Option Agreement.

b)	Remediation of the environmental impacts generated by exploration activities carried out in the mining concessions subject matter of the Option Agreement.

c)	Claims from third parties for environmental damages due to exploration activities carried out in the mining concession subject matter of the Option Agreement.

The Transfer Option Agreement of the Mining Concessions Title Ownership is related to the transfer of other assets, such as surface lands, buildings, water use licenses, and project data, the details of which are included in the Agreement Exhibits. The rights of use and easement on the lands comply with the scope and provisions set forth by the Transfer Agreement, whereby such rights were transferred to the mining company Natividad S.A. which has recently transferred its mining rights to the Mining Company Argentum S.A, which now has full control over the rights formerly owned by Centromin Peru (U.M Morococha) and Sociedad Minera Corona S.A

2.3 Legal Environmental Framework for Mining Operations in Peru

2.3.1	Competent authorities

The agency responsible for planning and executing the environmental policies in Perú is the National Environment Council (CONAM), established in 1994 by Law 26410 as a decentralized public agency under the authority of the Chairman of the Council of Ministers.

CONAM is the highest authority in environmental matters, the regulatory agency of the National Environmental Policy, responsible for proposing, coordinating, managing and assessing the national environmental policy and the National Environmental Action Plan. CONAM’s institutional mission is to promote a sustained development that guarantees a correct balance between economic growth, environment protection and social welfare. Its organization and functions are regulated by Supreme Decree 022-2001-PCM issued on March 8, 2001.

CONAM policy has been aimed at ensuring that every Ministry responsible for an industrial sector where productions activities are performed may establish its own Environmental Bureau. The purpose of such Bureau, within the corresponding Ministry, is to guarantee that companies operating within its sector comply with the environmental regulations.

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The environmental authority responsible for setting environmental policies and regulations for activities related to mining, ore processing and power generation and/or distribution, is the Ministry of Energy and Mines (MEM). Therefore, the MEM, as competent environmental authority, proposes, approves, and modifies the environmental procedures and programs that must be followed by all the mining operators in order to guarantee compliance with all the applicable environmental regulations.

So far, the MEM has shown to be the most proactive state agency in terms of accepting such challenge. It has established a General Bureau for Environmental Issues within its administrative structure and has approved a number of environmental standards to be applied on all the mining and ore processing operations.

The general objective of the mining environmental legislation currently in force in Perú is to ensures that any new operation will include in its design all the measures required to prevent any impact that could be generated on the surrounding environment and that the discharges from such operation will fulfill the Maximum Allowed Levels (MAL) provided by law.

2.3.2 Applicable laws

The basic legislation applicable to mining-metallurgical activities includes Supreme Decree 014-92-EM, Consolidated Text of the General Mining Law, issued on June 3, 1992, and amended by Decree Laws 25702 (issued on September 2, 1992), 25764 (issued on October 15, 1992), 25998 (issued on December 24, 1992), and 26121 (issued on December 30, 1992) and by Supreme Decrees 33-94-EM (issued on July 9, 1994) and 35-94-EM (issued on August 16, 1994). The Fifteenth Title (Articles 219 through 226) of the Consolidated Text sets the framework for environmental regulations applicable to the mining and metallurgical activities.

The Fifteenth Title of the Consolidated Text identifies the Peruvian Ministry of Energy and Mines (MEM) as the only authority responsible for executing, within mining activities, the provisions of Legislative Decree 613, also known as the Environment and Natural Resources Code, issued on September 7, 1990, and its amendments. By Supreme Decree 016-93, issued on May 1, 1993, the Regulations set forth in the Fifteenth Title of the Consolidated Text were approved, as well as Supreme Decree 059-93-EM issued on December 13, 1993 amending Supreme Decree 016-93-EM.

On May 1993, through the enactment of the Regulations for Environmental Protection in Mining and Metallurgical Activities, approved by Supreme Decree 016-93-EM, the MEM approved a number of legal regulations specifically aimed at the mining industry. These regulations provide the general procedures that the existing holders of mining activities must follow in order to improve their industrial facilities so that they fulfill the new environmental standards set by the MEM, and the regulations and guidelines that the new mining operations must follow in order to control and monitor their effects on the environment.

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The purpose of this new environmental legislation is to promote the introduction of the best technologies available that will allow ensuring the reduction of unwanted effects on the surrounding human, natural, and social environment.

Some provisions included in the foregoing Regulations were later amended by Supreme Decree 059-93, issued on December 1993. On July 1996, the MEM issued new regulations establishing the procedures to be carried out for public audiences, as part of the approval procedure for EIAs in the Mining and Energy sectors (MEM 1996).

2.3.3	Main features of the Environmental Protection Law regarding mining and metallurgical operations

Mining companies are responsible for controlling the emissions, discharges and disposal of all byproducts resulting from its operations which could entail risks for the natural environment, due either to excessive concentrations of harmful substances or as a consequence of prolonged exposure above maximum allowed limits. As mentioned above, the framework for the environmental legislation applicable to mining and metallurgical activities was established by Supreme Decree 016-93-EM, Regulations for Environmental Protection in Mining and Metallurgical Activities, approved on May 1993 and amended on December 1993 by Supreme Decree 059-93-EM.

According to Article 5 of Supreme Decree 059-93-EM, the MEM issued Directorial Resolution 004-94-EM/DGAA issued on March 2, 1994, which approved the publication of the Water Monitoring Guidelines for Mining and Metallurgical Activities (Water Quality Monitoring Protocol) and the Air Monitoring Guidelines for Mining and Metallurgical Activities (Air Quality and Emissions Monitoring Protocol).

These guidelines set the procedures and methods that the mining and metallurgical industry must use in order to monitor the impact of its operations on water and air and to ensures the quality and quantity of the data gathered during the monitoring.

On January 13, 1996, Ministerial Resolution 011-96-EM/VMM was approved. It established the Maximum Allowed Levels for Mining and Metallurgical Liquid Effluents. This resolution set the effluent quality criteria for liquid discharges from the mining and metallurgical activities, as well as the sampling and reporting frequencies. Limits were established for the “Anytime (Instantaneous) Value” and for the “Annual Average Value” of pH, suspended solids, dissolved metals (lead, copper, zinc, iron and arsenic) and total cyanide.

On January 1996, the MEM also published the Environmental Guidelines that must be fulfilled by the mining operators, approved by Directorial Resolution 002-96-EM-DGAA (MEM 1996).

The laws in force require that mining operators maintain permanent environmental prevention and control programs that include periodical sampling and chemical and physical analyses so as to allow appropriate assessment and control of effluents, emissions, and noise levels resulting form the industrial processes.

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The law requires that mining operators keep updated records of such programs and make them available to the MEM for their inspection by environmental consulting firms duly registered with the MEM as Audit and Inspection Firms (AIF) in order to identify existing potential and/or foreseeable problems, suggest remediation measures, and control the execution of environmental protection plans established by the operator, according to the Mining Activities Supervision Act, Law 27474 issued on June 6, 2001 and regulated by Supreme Decree 049-2001 dated September 5, 2001.

2.3.4 Water Environmental Quality Limits

The protection of water resources in Peru is governed by the General Water Law (GWL), Legislative Decree 17752. The amendments to the First, Second and Third Titles made by Supreme Decree 007-83-SA and Supreme Decree 003-2003-SA (01/29/03) establish the limits for residual cyanide and total cyanide, setting thereby the limits to protect surface water according to use classification, as outlined in Table 2.2.

Table 2.2 - Water Quality Levels According to GWL

Parameters	Unit	Use of Water Streams
		I	II	III	IV	V	VI
BACTERIOLOGICAL LIMITS
Total Coliforms(1)	NMP/1000	8.8	20,000	5,000	5,000	1,000	20,000
Fecal Coliforms(1)	NMP/1000	0	4,000	1,000	1,000	200	4,000
LIMITS FOR THE BIOCHEMICAL DEMAND OF OXYGEN AND DISSOLVED OXYGEN
BOD(2)	mg/l	3	3	3	3	5	4
Dissolved Oxygen		5	5	15	10	10	10
LIMITS FOR POTENTIALLY HAZARDOUS SUBSTANCES
Selenium	mg/l	0.01	0.01	0.05	—	0.005	0.01
Mercury	mg/l	0.002	0.002	0.01	—	0.0001	0.0002
PCB	mg/l	0.001	0.001	(3)	—	0.002	0.002
Phthalate esters	mg/l	0.0003	0.0003	0.0003	—	0.0003	0.0003
Cadmium	mg/l	0.01	0.01	0.05	—	0.0002	0.004
Chrome	mg/l	0.05	0.05	1,0	—	0.05	0.05
Nickel	mg/l	0.002	0.002	(3)	—	0.002	(4)
Copper	mg/l	1.0	1.0	0.5	—	0.01	(5)
Lead	mg/l	0.05	0.05	0.1	—	0.01	0.03
Zinc	mg/l	5.0	5.0	25.0	—	0.02	(4)
Cyanides(CN)(6)	mg/l	0.08	0.08	0.10	—	0.022	0.022
Phenols	mg/l	0.0005	0.001	(3)	—	0.001	0.1
Sulfides	mg/l	0.001	0.002	(3)	—	0.002	0.002
Arsenic	mg/l	0.1	0.1	0.2	—	0.01	0.05
Nitrates (N)	mg/l	0.01	0.01	0.1	—	N.A	N.A.
Pesticides		(7)	(7)	(7)	—	(7)	(7)
LIMITS FOR POTENTIALLY DAMAGING SUBSTANCES OR PARAMETERS
HEM(8)	mg/l	1.5	1.5	0.5	0.2	—	—
MBAS(9)	mg/l	0.5	0.5	1.0	0.5	—	—
CAE(10)	mg/l	1.5	1.5	5.0	5.0	—	—
CCE(11)	mg/l	0.3	0.3	1.0	1.0	—	—

Water uses:

I	Water for domestic supply with simple disinfections

II	Water for domestic supply with treatment equivalent to combined processes of mixing and coagulation, settling, filtering and coloring approved by the Ministry of Health

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III	Water for irrigation of vegetables usually consumed raw and for livestock drinking water.

IV	Water for recreational areas used for direct contact (swimming and similar)

V	Water for fishing areas, for catching bi-valve mollusks

VI	Water for aquatic fauna preservation areas and recreational or commercial fishing areas

Notes:

(1)	Understood as the maximum value in 80% of 5 or more monthly samples.

(2)	Biochemical demand of oxygen, 5 days, 20ºC

(3)	Values to be determined. Should its occurrence be presumed, the values in column V are to be provisionally applied.

(4)	96-hour tests multiplied by 0.02.

(5)	96-hour LC50 tests multiplied by 0.1.

(6)	Analyses to be considered will be: for Uses I, II and III, Wad CN and for Uses V and VI, Free CN.

(7)	For each use the limit to be applied will be the water quality criteria set by the US Environmental Protection Agency.

(8)	Hexane-Extractable Material (mainly fat).

(9)	Methylene Blue Active Substances (mainly detergents).

(10)	Carbon Alcohol Extract (according to the slow flow method).

(11)	Carbon Chloroform Extract (according to the slow flow method).

Source: General Water Law. Legislative Decree 17752, including amendments of Articles 81 and 82 of the Regulations in the First, Second and Third Titles according to Supreme Decree 007-83-SA (03/11/83) and Supreme Decree 003-2003-SA (01/29/03).

2.3.5 Maximum allowed limits for liquid effluents

The maximum allowed levels for liquid effluents discharged by mining and metallurgical activities were set by the MEM and approved by Ministerial Resolution 011-96-EM/VMM on January 1996. The mining company Perú Copper Syndicate Ltda. must comply with the discharge limits set for mining and metallurgical units restarting operations as detailed in Table 2.3.

Table 2.3 - Maximum Allowed Levels for Effluents Discharged by Mining and Metallurgical Units Restarting Operations

Parameter	Anytime Value	Average Annual Value
Ph	5.5 – 10.5	5.5 – 10.5
Suspended solids (mg/l)	100	50
Lead* (mg/l)	1	0.5
Copper* (mg/l)	2	1
Zinc* (mg/l)	6	3
Iron* (mg/l)	5	2
Arsenic* (mg/l)	1	0.5
Total Cyanide (mg/l)	2	1

*	Concentration of dissolved metals

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For new and operative mining and metallurgical units, the current Peruvian legislation has set the maximum allowed levels for effluents described in table 2.4 as follows.

Table 2.4 - Maximum Allowed Levels for Effluents of New and Operative Mining and Metallurgical Units

	Operative Units		New Units
Parameter	Any Time Value	Annual Average Value	Any Time Value	Annual Average Value
PH
Suspended solids (mg/l )	100	50.0	50.0	25.0
Lead* (m/L)	1.0	0.5	0.4	0.2
Copper*(mg/L)	2.0	1.0	1.0	0.3
Zinc*(mg/L)	6.0	3.0	3.0	1.0
Iron*(mg/L)	5.0	2.0	2.0	1.0
Arsenic*(mg/L)	1.0	0.5	1.0	0.5
Total Cyanide (mg/L)**	2.0	1.0	1.0	1.0

*	Concentration of dissolved metals

**	1.0 mg/1 total cyanide equivalent to 0.1 mg/l CNfree and 0.2 mg/l CNwad

Source: R.M No. 011-96-EM/VMM

2.3.6 Regulations on Air and Emissions Quality

By the Regulations on National Standards for Air Environmental Quality, Supreme Decree 074-2001-PCM (dated June 24, 2001), CONAM set the Environmental Standard Values for sulfur dioxide, PM10, carbon monoxide, nitrogen dioxide, ozone, lead and hydrogen sulfide. The values are listed in Table 2.5

Table 2.5 - Air Quality Environmental Standards, D.S. 074-2001-PCM

Parameter	Period	Value µg/m3	Format
Sulfur dioxide(SO2)	Annual	80	Annual Arithmetic Mean
	24 hours	365	Not more than once a year

Suspended particles (PM10)	Annual	50	Annual Arithmetic Mean
	24 hours	150	Not more than three times a year

Carbon monoxide	8 hours	10,000	Moving mean
	1 hour	30,000	Not more than once a year

Nitrogen dioxide	Annual	100	Annual Arithmetic Mean
	1 hour	200	Not more than 24 times a year

Ozone	8 hours	120	Not more than 24 times a year

Lead	Annual		To be determined
	Monthly	1.5	Not more than 4 times a year

Hydrogen sulfide	24 hours		To be determined

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Previously, by Ministerial Resolution 315-96-EM/VMM, the MEM set the Maximum Allowed Levels (MAL) for sulfur dioxide as a function of sulfur entering the process (load/day), particles (PM-10, 100 mg/m3), lead (25 mg/m3), and arsenic (25 mg/m3) present at any time in gas emissions from mining and metallurgical units.

Table 2.6 shows the MALs for air quality regarding parameters such as sulfur anhydride, PM10, lead and arsenic, as well as standards applicable to other industrial sectors regarding carbon monoxide and nitrogen oxides.

Table 2.6 - Maximum Allowed Levels for Air Quality R.M. 315-96-EM/VMM and D.S. 046-96-EM

Parameter	Daily Arithmetic Mean Concentration µgm[3] (ppm)		Annual Arithmetic Mean Concentration µgm[3] (ppm)	Annual Geometric Mean Concentration µgm[3] (ppm)	Monthly Average Concentration µgm[3] (ppm)	Short Time Concentration µgm[3] (ppm)
Sulfur Dioxide (SO2)	572 (0.2)[1]		172 (0.06)	—	—	—
Suspended Particles (PM10)	350	[1]	—	150	—	—
Lead	—		0.5	—	1.5	—
Arsenic	6		—			30	[1,2]
Carbon monoxyde	—		—	—	—	35,000 15,000	[3] [4]
Nitrogen oxide	200		—	—	—	—

Notes:

1.	Not to exceed once a year.

2.	Average concentration in 30 minutes.

3.	Average concentration in 1 hour.

4.	Average concentration in 8 hours.

Source: Compilation from Ministerial Resolution 315-96-EM/VMM and Directorial Resolution 046-96-EM.

2.3.7 Municipal Environmental Legislation

The Municipalities Organic Law, Law 23853 dated June 8, 1964, set the regulations for the organization, autonomy, competence, functions and resources of municipalities. According to this law, municipalities are responsible for planning, executing and promoting, through competent agencies, those measures required to provide citizens an appropriate environment that will allow fulfilling their housing, health, supply, education, recreation, transportation and communication needs (Article 62).

The municipalities’ functions include: (1) ensuring the conservation of the local flora and fauna and promoting among the corresponding agencies those measures needed to develop and exploit natural resources located within their jurisdiction, including energy resources; (2) controlling and approving regulations aimed at promoting activities related to environmental health, safety and sanitation in commercial and industrial facilities; and (3) establishing measures to control noise, transit, and public transportation.

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Even though the laws in force encourages local authorities to have some control over environmental issues within their own jurisdiction, the philosophy of the Peruvian environmental legislation in force is to allow every Ministry related with production to regulate and supervise those industrial operations under their control.

2.3.8 Protection of Natural Resources

On May 13, 1975, the Decree Law 21147 enacted the Wildlife Law. It provides a number of factors to guarantee State rights and to regulate parties who directly or indirectly engage in activities related to wildlife and forest resources and products, specifying that there are no rights acquired over them.

The National Strategy on Peruvian Biological Diversity approved by Supreme Decree 102-2001-PCM dated September 5, 2001, states, among other things, the need to promote the development of environment-friendly mining technologies supporting the conservation of biological diversity, especially in the case of mine acid drainage, almost neutral drainage with high concentrations of dissolved metals, and nutrients and sewage, as well as to establish adequate measures for the recovery of ecosystems that have been damaged by mining activities through the use of clean technologies.

The Regulations of this Decree Law were approved by Supreme Decree 158-77-AG, in which chapter “On Protected Species of Wild Flora and Fauna” states that a list of protected species of the wild flora and fauna will be established by Ministerial Resolution, and in Article 7 designates the Ministry of Agriculture as responsible for classifying the species of wild flora and fauna according to the following categorization:

Endangered species: Those that are at clear and present danger of disappearance and whose survival will be impossible if those factors endangering them keep acting.

Vulnerable species: Those that due to excessive hunting, destruction of their habitat, or other factors is susceptible to go into the category of endangered species.

Rare species: Those whose natural populations are sparse due to their endemic nature and other reasons, and could become vulnerable species.

Species in uncertain situation: Those whose current situation is not known exactly in relation to the previous categories but that, nevertheless, requires proper protection.

By Ministerial Resolution 01710-AG/DGFF, the first official categorization of endangered species was issued, in force until September 14, 1990 when Ministerial Resolution 1082-90-AG was issued including the following list:

•	Species in Endangered Situation (mammals, birds, and reptiles)

•	Species in Vulnerable Situation (mammals, birds, reptiles, and amphibians)

•	Species in Rare Situation (mammals, birds, ands reptiles); and

•	Species in Uncertain Situation (mammals, birds, reptiles, and amphibians).

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Nevertheless, the Ministry of Agriculture has established in Article 272 of the Regulations of the Forestry and Wildlife Law (Supreme Decree 014-2001-AG) a new classification system, which is outlined below just as a reference, since it does not include a list of species for each category and consequently the previous list is still in force.

Species Supposedly Extinct: Species or taxon for which there are no recent reports of its presence within its natural distribution range, and consequently there are serious doubts about its survival.

Species Extinct in its Natural Habitat: Species or taxon that only survives in captivity or as naturalized population, completely out of its range of natural distribution.

Species in Critical Danger: Species or taxon facing an extremely high danger of extinction in wild conditions in the near future.

Species in Danger of Extinction: Species or taxon that without being in critical danger faces a high risk of disappearing in wild conditions in the near future.

Species in Vulnerable Situation: Species or taxon facing a high risk of extinction in wild conditions in the medium term or if the factors generating such danger increase or keep acting.

Species in Minor Risk: Species or taxon that, after appropriate assessment, is not included in any of the previous categories or in the Insufficient Information category.

This category includes all the species or taxa that are subject to specific conservation programs, the interruption of which would endanger them in the short term. It also includes those species approaching the vulnerability condition without being in such category yet, but which are bound to go into the situation of endangered species due to excessive hunting, destruction of their habitat or other reasons.

Species without Enough Information: Species or taxon on which available information is not enough to make a direct or indirect assessment of its extinction risk based on its distribution and/or population condition.

Non-Assessed Species: Species or taxon that has not been compared to the classification criteria but nevertheless requires to be preventively protected in order to guarantee its conservation.

2.3.9 Cultural Heritage

The General Law for the National Conservation of the Cultural Heritage provides the means for the protection, conservation and preservation of the cultural heritage of the Nation.

Article 4 of the General Law for the National Conservation of the Cultural Heritage establishes that cultural assets can be real estate or movable properties.

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Cultural real estate properties include archeological sites, buildings and other constructions with artistic, scientific, historical or technical value, and the groups and environments of urban or rural constructions having cultural value, even though they may be made up by properties with different age and objectives. The protection of real estate properties includes the surface and the subsurface where they are to be found, as well as the air and the surroundings within the area technically needed for each case.

Since cultural movable properties such as artifacts, documents, books and other objects have legal real estate status, they are considered cultural due to their artistic, scientific, historical or technical significance.

The Regulations for Archeological Explorations and Excavations approved by Supreme Resolution 559-85-ED defines Emergency Archeology as a Salvage and Rescue operation. Likewise, it states that an archeologist registered with the National Cultural Institute (INC) must inspect the area in order to issue a Certificate of Non-Existence of Archeological Remains or proceed to the rescue and preservation of those existing.

3.	OBJECTIVES OF THE STUDY

The main objective of the study was to define the existing environmental situation in the 5,291.71 Ha located within in the so-called Sub-Lots 2A and 2B Pucará in the Morococha Mining District, in order to supplement the Environmental Baseline Study of the Toromocho Project, previously carried out by SVS Ingenieros S.A., as requested by Centromin Peru S.A.

The study area was extended to establish the existing environmental situation of the total area covered by Sub-Lots 2A and 2B Pucará, taking into account that only the Toromocho concession areas located within Sub-Lots 2A and 2B, were evaluated in the study previously carried out for Centromin Peru S.A.1

4.	SCOPE OF STUDY

The scope of the study included establishing an inventory of the environmental liabilities that might exist within the superficial areas through the following mechanisms:

a)	Identify previously of all areas found in Sub-Lots 2A and 2B which show signs of having been affected by works carried out by mining companies formerly operating in the mining district of Morococha.

b)	Identify the environmental liabilities located in areas which would eventually be transferred to MPCS, including access roads, exploration platforms, mine entrances, shafts, waste dumpsites, tailings deposits, abandoned industrial installations, acid water discharges, and other components considered hereafter as environmental liabilities which require environmental remediation labor.

[1]	Environmental Baseline Study for the Toromocho Project
SVS Ingenieros S.A
January 2004

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c)	Distinguish the superficial waters of lagoons located in the study area as well as the acid water sources caused by mine drainage.

d)	Perform topographical field surveys with contour lines for every meter of each area that shows signs of having been affected by exploration and/or mining activities, in order to establish its accurate location on the blueprints and be able to calculate its dimensions and stored volumes in case it involves accumulated waste materials.

e)	Propose remediation and control measures for environmental liabilities, as well as cost estimates related to such measures.

5.	WORK METHODOLOGY USED

The methodology used to carry out the study has included four major tasks, the details of which are given below.

Task 1 - Review of Available Data

The technical staff of SVS reviewed all available data related to the study area before proceeding with the field work, in order to get familiar with the existing situation in the area and to schedule the field tasks.

Within the framework of this first task, the project staff made an initial inspection of the area from October 23 through 26, 2003 in order to locate areas that could require greater attention; and scheduled the field works as a function of the scope required by such works. Once the inspection was completed, a detailed schedule of the activities to be carried out was elaborated and included in the first report submitted to CMP on October 29, 2003.

Task 2 - Fieldwork for the Identification of Environmental Liabilities

This stage of the study was aimed at identifying the environmental liabilities existing in the area, classifying them in relation to their magnitude and significance.

After the preliminary survey was completed, a topographical survey was performed from June 16 through August 16, 2004, being necessary to return in two different occasions to the designated areas in September of that year to complete the required detailed unrecorded data on blueprints.

From July 15 through July 26, 2004 a field work investigation was performed during the topographical survey to determine the biological and quality aspects of water. During this period several samples of water located in diverse areas within the designated site were collected for lab analysis to determine its quality and degree of contamination.

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Task 3 - Economic Evaluation of the Measures for Remediation and Control of the Identified Environmental Liabilities

This task included the evaluation and interpretation of the information gathered in the field, the preparation of blueprints at a scale adequate to quantify the identified environmental liabilities, the works required for environmental remediation, and the assignment of costs to each of the remediation or control measures selected for the treatment of each of the identified environmental liabilities, the details of which are included in this report.

Task 4 - Information Processing and Report Preparation

The final stage of the study included the processing of all data gathered in the field, as well as those analyzed in desk, and the blueprints included in this Final Report.

6.	BASELINE ENVIRONMENTAL ASSESSMENT FOR THE TOROMOCHO PROJECT

The field work and the processing of gathered data in the field and on desk have been completed within the framework of this study, making it possible to establish the environmental situation existing in the designated area at the starting date of the option’s effective term, which includes the aspects detailed below.

Rain Regime

Meteorological data for the project area is available from the San Cristóbal, Morococha, Huascacocha, Curipata, Pucará, Pachachaca, Quiulla, and Huallacocha Bajo Stations. The pluviometric data from all these stations was analyzed in detail by the consulting firm Salzgitter within the framework of the Feasibility Study developed by this firm in 1997 for the Pomococha-Río Blanco-Marca II Derivation Project.

In the case of the Huascacocha Station located at 4,380 m.a.s.l., Salzgitter analyzed and processed the pluviometric records for a 46-year period (1950-1995) obtaining an average value of 780 mm of annual rainfall. Therefore, 800 mm could be considered a representative value for annual rainfall in the area.

Ecosystems, flora, and fauna

According to the Peruvian Ecoregions Map (Brack, 19862), the Toromocho Concession area project is located in the Puna Ecoregion (over 3,800 m.a.s.l.) and according to the Ecological Map (INRENA, 19953) the Life Area Tropical Pluvial Sub-Alpine (pmh-

[2]	Brack, A. 1986 Ecologia de un pais complejo. In: La Gran Geografia del Peru. PressBook Manfer _ Baca. Volume 2. Pages 177 - 319

[3]	INRENA, 1995. Guia del Mapa Ecologico del Peru. Instituto Nacional de Recursos Naturales. Ministry of Agriculture. Lima Peru

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SaT) (3900 – 4500 m.a.s.l.) and Tundra (tp-AT) are located in the area. Geographically, it occupies the stripe immediately below the nival floor.

Taking as criterion the vegetation physiognomy, characterized by the vegetation formation prevailing in the project area, the following ecosystems and/or habitats have been defined at the local level:

•	Puna Pajonal (Grasslands): Vegetation dominated by species from the Poaceae family (Gramineous), which are found in bunches. In the assessed area, the area is particularly dry, especially in the western slopes of the Central and Southern Peruvian Andes where rains are less frequent than in the northern regions. Smaller gramineous vegetation grows among the tall ones.

•	Puna Grassland: a type of very short pajonal (grass) that grows close to the soil level forming a continuous tapestry of grass. This typically herbaceous vegetation grows in flat soils with smooth gradient,

•	Rock Vegetation: developed basically in rocky surfaces, presenting abundant gramineous vegetation.

As vegetation represents many of the environmental conditions of the ecosystem (quality of soil, climate, human activities, etc), it has been locally characterized through cover and diversified flora estimates following the Transection Pass Method. This method identified the existing vegetation species in each of the 100 points (sample unit) determined by a specialist during his/her displacement in the project area (points have an average separation of one meter). Table 6.1 shows the assessment summary, respective cover and the diversified vegetation estimate.

The registered flora in the project area is grouped in 8 families and 33 species with a clear dominance of the Poaceae(gramineous) and Asteraceae families. This list represents only one portion of the existing flora, since the survey is not intended to develop as an inventory, because an inventory comprises several periods in one year considering that blooming responds to situations at particular times. Therefore, the flower represents the essential element for the taxonomic identification process.

Figure 6.1 shows that the percentage of vegetation covers both in Puna grass and in the Puna pajonal is relatively higher (above 50%) while the rock vegetation (Tuctu hillside ) and the revegetated areas in Tuctu are lower (less than 50%). The number of species (S) has the same behavior as the cover, it is larger in grass and pajonal areas and smaller in rock vegetation and revegetated areas.

On the other hand diversity, measured by the Shannon-Wiener index: H=Spilog2pi displays values between 4.2 and 2.5 bits/individual, the lesser value corresponding to Rock Vegetation. The revegetated area, despite its limited cover has diversity compared to the pajonales in the hillsides of the San Antonio and the Huacracocha Lagoons, both representing a medium diversity.

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According to the richness and equity values shown in Figure 6.2, it is clear that the diversity index is strongly influenced by Richness; the equity represents very high and relatively homogeneous values.

It is important to mention that the vegetation species of the Puna grass represent the area where domestic animals graze due to its high percentage of palatably species. Although the pajonal supplies foraging species, there are found in small quantities. Instead, the pajonal protects hillside lands from erosion caused by wind and water.

Figure 6.1 – Vegetation Cover and Number of Species

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Figure 6.2 - Vegetation diversity, equity and richness of species

The fauna of the studied area has been adapted to the environmental conditions that characterize the Puna; that is, they possess morphological, physiological, ecological and behavioral adaptation. Due to a lack of high coverage in the area, the species display pronounced homochromatic characteristic; the mimetic colors prevail, allowing concealment from predators. Therefore, it is necessary to evaluate and use specific methods during different year stations to provide an inventory.

Although no mammals have been observed during the fieldwork, people from the area state that the area is visited on occasions by “vicuñas”, Vicugna vicugna (Camelidae), “zorrillo” Conepatus rex (Mustelidae), “vizcachas”, Lagidium peruanum (Chinclillidae) and diverse species of mice, among mammals; and “pito or highland woodpecker”, Colaptes rupicola (Picidae) and diverse Passeriforms (native Pampa birds, sparrows, Cinclodes) among birds.

Domestic fauna includes ovine, bovine and equine species.

Protected Areas and Species in Danger

There are no natural areas classified as protected in the assessed area or in its surroundings. The Colaptes rupicola is the only species that possibly inhabits the area; it belongs in the category of Species in Rare Situation, according to the list provided by DS. 013-99-AG of the Ministry of Agriculture.

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Table 6.1 - Flora composition, diversity and vegetation cover by transection

(TUM=100 points) Morococha Mining District Project

		Huascacocha Lagoon (Southern area)	Huascacocha Lagoon (hillsides)	Alpamina (hillsides)	Sierra Nevada	Tuctu (Remediated zone)	Tuctu (Hillsides)	San Antonio Lagoon (hillside)	Huacracocha Lagoon (hillsides)
Family	Scientific name	Grassland	High Pajonal	High Pajonal	Grassland	Grassland	Rocky Surfaces	Grassland	High Pajonal
Asteraceae	Chuquiraga spinoza		5	5
Asteraceae	Senecio spp		2	7			2		7
Asteraceae	Hypochaeris elata	7	3
Asteraceae	Hypochaeris stenocephala	5	2
Asteraceae	Perezia pinnatifida	3	4	5	4	6
Asteraceae	Werneria nubigena							11	10
Cactaceae	Opuntia flocosa		1
Fabaceae	Adesmia spinosissima			2
Fabaceae	Astragalus garbancillo	6	3	5	9	5		8
Fabaceae	Lupinus pinguis	3
Fabaceae	Trifolium amabile	2	3
Geraniaceae	Geranium sp.	2	2
Juncaceae	Distichia muscoides	15
Juncaceae	Luzula racemosa	7		6	6
Poaceae	Aciachne pulvinata		10	8	23	7
Poaceae	Agrostis sp.		2		3
Poaceae	Bromus lanatus		3		2
Poaceae	Calamagrostis antoniana	4	4	3	6		3		3
Poaceae	Calamagrostis intermedia	3	9	5	4	2	1	6	1
Poaceae	Calamagrostis vicunarum	15	11		10	5		28	2
Poaceae	Distichlis humilis	5						3	2
Poaceae	Festuca dolycophylla		5	6			5		1
Poaceae	Festuca orthophylla		3	3			3		2
Poaceae	Muhlenbergia ligularis	3	4		4	1
Poaceae	Muhlenbergia peruviana	3	3		3	2
Poaceae	Paspalum sp.	2
Poaceae	Poa annua	3			5
Poaceae	Poa chamaeclinos	5		1	2			2
Poaceae	Poa gynmantha							2
Poaceae	Stipa brachyphylla		4	9			8		5
Poaceae	Stipa ichu		3	7			6		7
Rosaceae	Alchemilla pinnata	7	7		11	3		14
Urticaceae	Urtica irens					4		5
Vegetation Cover (%)		100	93	72	92	35	28	80	40
Diversity (bits/individual)		3,9536	4,2170	3,658	3,4368	2,9826	2,5706	2,7490	2,9498
Number of Species (S)		19	22	14	14	9	7	10	10
Equity (e)		0,9307	0,9456	0,9610	0,9027	0,9409	0,9157	0,8275	0,8880
Richness (d)		1,8000	2,1776	1,5321	1,3553	1,3522	1,1339	1,0062	1,4230

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7.	FIELD OBSERVATIONS

In the evaluated area there are campsites, mining industrial installations (mainly concentration plants), access roads, highways, an unused railroad platform that belongs to Ferrovias Central Andina S.A, pitheads, dumpsites, tailings deposits, shafts, and diggings built by mining companies that formerly operated in the area or still work in the area such as Cerro de Pasco CORP., Centromin Peru, Corona Mining Enterprise (formerly Santa Rita and Yauli), Austria Duvaz, Centraminas, and recently Argentum S.A.

Some of these installations are still operative (such as the tailings deposits of Huascacocha, and the waste dumpsites of Sierra Nevada and Codiciada mines, managed by Sociedad Minera Corona, before being transferred to Compañía Minera Argentum S.A. while some of them have been abandoned.

Inside the study area and outside the Toromocho Concessions there are partially destroyed or abandoned buildings (campsites, offices, etc) and industrial installations (concentration plants, tanks, etc) once built and operated by Cia Minera Santa Rita, Cia Minera Yauli, and Centraminas but are now partially destroyed or abandoned.

Since these facilities are not part of the environmental liability and the cost of dismantling and removing them will eventually be performed through third-parties, it is considered that such cost can be compensated by the value of scrap material provided.

The concentration plant of Centraminas and the campsites at Compañía Minera Santa Rita could use said scrap material.

Waste heaps and tailings deposits have already been remediated or are being remediated such as waste dumpsites, the Morococha tailings deposits and the waste heaps and tailings deposits in the Tuctu area.

Amongst the main identified environmental liabilities observed in the surface area of the property considered in the Toromocho Transfer Option Agreement with MPCS, but outside the area of the Toromocho Concessions, the following are found:

A. Mine Entrances, Shafts, Jack Head Pits and Diggings

There are numerous mine entrances and shafts located in the area of Tuctu, Sierra Nevada, Carlos Reynaldo y Codiciada which have been identified in the field and registered in blueprints. In total, 556 mine entrances and 276 shafts have been identified, of which 119 mine entrances and 32 shafts have been plugged.

Some of the shafts located along the Central Highway in the Tuctu area are interconnected with sites where underground labors are carried out and act as air stacks for the exploitation works currently being performed by Empresa Minera Argentum (former Sociedad Minera Corona).

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In addition, a total number of 91 jack head pits and 69 diggings have been located of which 25 jack head pits and 8 diggings are plugged.

B. Open Pits

Besides the existing pits located in the surface area of the Toromocho Concessions, previously evaluated by SVS Ingenieros for Centromin Peru, there are 108 pits occupying a total of 5.68 Ha., with areas that vary between 2.27 m2 and 2.22 Ha. and 1m to 60 m deep.

The Nelly pit is the largest open pit, measuring 250m long by 100m wide and 60m deep. It was formerly managed by Minera Corona.

Table 7.1- Distribution of the open pits areas

Area (m2)	Quantity of Pits
> 19,999	1
19,999 – 10,000	1
9,999 – 5000	0
4,999 – 1000	5
999 – 500	4
499 – 100	23
<100	74

Total	108

C. Mine waste dumpsites

A total of 686 waste dumpsites have been identified in the assessed area, totaling an area of 33.86 Ha. The following table indicates the distribution of waste dumpsites by occupied area.

Table 7.2 - Dumpsite Distribution by Occupied Area

Area (m2)	Dumpsite Quantity
> 19999	1
19999 – 10,000	2
9,999 – 5000	8
4,999 – 1000	57
999 – 500	74
499 – 100	321
< 100	226

Total	686

There is hardly any ground water in the area facing the Codiciada and Sierra Nevada mine entrances and no acidic water is produced in waste dumpsites. This has to be verified when materials are analyzed since, according to the information provided in the area, such material was to be used for extending the Huascacocha damn; this is only possible if it can be proved that such materials are inert.

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D. Tailings Deposits

A total of 4 tailings deposits have been identified, covering an extension of 36.81 Ha., as detailed as follows:

Table 7.3 Tailings Deposits Distribution by Occupied Area

Tailings Deposits	Area (Ha.)
Huascacocha Lagoon Beach, Centromin	6.259
Huascacocha Lagoon Beach, Alpamina	20.141
Alpamina	6.456
Austria Duvaz	3.955

Total	36.810

E. Filling Material Deposits

These are deposits containing materials from ground clearings, excavations and/or tailings that have been encapsulated and revegetated. There are a total of 10 deposits covering an area of 29.12 Ha. The largest has an area of 24.92 Ha. followed by a deposit with an area of 2.19 Ha. The main deposits are located in Tutu.

The rest are small deposits that occupy areas ranging from 0.76 Ha to 0.03 Ha, most of which are located in the remote area of Alpamina.

F. Trench

A total of 49 trenches or superficial diggings have been located in an area of 0.36 Ha.

G. Roads, accesses, and other

Roads - The Central Highway is the most important road in the assessed area. It crosses the mining district of Morococha for 14.87 km. In addition, a system of roads totalizing 117.22 km provide access to former and current exploration sites. Railroad – It is part of the Central Railway system and crosses the mining concessions of the Morococha Mining district for approximately 18.08 km. It is currently out of service and some of its sections lack rails and sills.

H. Drainage of Acidic Water

In some underground works there is drainage of acidic water. Although volumes are very low, it is suggested that volume variation be verified throughout the year, taking into account that water quality inspections are performed when water is at its lowest stream flow.

One of the main effluents is discharged by the Carlos Reynaldo Tunnel (in mine bearing the same name) into the Tuctu area. Its waters have a pH of 3.22, an electrical conductivity of 5,880 and a sulfate concentration of 5,325 mg/L. This water along with the runoff waters flows through an open channel towards the Huascacocha Lagoon.

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This drainage is probably caused by rainwater that filters through underground works where sulfide minerals are found.

Probably rainwater and run-off waters enter underground works and open pits during the rainy season; thus, pyrite and copper minerals weather, causing the drainage of acidic water which is later discharged to the surface through mine entrances.

I. Water Characteristics of the Huascacocha, Haucracocha and Venice Lagoons

a) Huascacocha Lagoon

The discharge of this lagoon is neutral almost (pH=7.96), and complies with the standard values established for total metals in the General Water Law, to be used for the irrigation of vegetables, which are usually consumed raw, and for livestock drinking water (Use III).

In some parts of the Lagoon, especially in places where mine effluents and sewage enter the water quality is lower than the one previously indicated.

b) Huacacrocha Lagoon

The water in this lagoon varies from extremely acidic (pH= 4.26) to highly acidic (pH=5.16).

Although its acidic characteristics, the total metal concentration of this water is below the maximum levels established by the General Water Law for Use III, that is, for the irrigation of vegetables which are usually consumed raw and for livestock drinking water.

c) San Antonio Lagoon

The water in this lagoon is neutral (pH=6.58); it has an electrical conductivity of 1.42.7 µS/cm3; the Total Dissolved Solids concentration (TDS) is 714 mg/L, the Dissolved Oxygen (DO) is 6.73 mg/L and the total metal concentration is below the established values of the General Water Law, to be used as raw water for domestic supply with simple disinfections (Use I) and for the irrigation of vegetables for raw consumption and animal drinking. (Use III).

d) Venecia Lagoon

The run-off waters coming from areas where waste materials from mines and abandoned mine entrances are found, are discharged into the waters of the Venecia Lagoon. Its water is extremely acidic (pH=3.50).

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8	SURFACE WATER MONITORING

A. Sampling and Monitoring Stations

The surface water sampling was carried out on July 16, 2004. Nine water samples were gathered employing the water monitoring procedures established by the Ministry of Energy and Mine: two samples were gathered from the Huascacocha Lagoon, one from the Duvaz dam (water for human consumption of Cia Austria Duvaz), one from the Morococha discharge channel and Tuctu effluents, one from n the Carlos Reynaldo tunnel discharge, one from the San Antonio Lagoon, one from the Venecia Lagoon dam and two from the Huacracocha Lagoon.

Table 8.1 details the location and gives a brief description of the monitoring stations.

Table 8.1 – Location of the Water Monitoring Stations

Station	Location		Description
	North (m)	East (m)
1	8 718,668.82	381,645.52	Huascacocha Lagoon discharge channel at the foot of dam

2	8 718,134.72	378,709.68	Laguna Huascacocha, at beach area. When water lowers its volume, old tailings deposits are left in the open.

3	8 719,114.01	377,278.69	Water-collecting dam for the supply of Cia Minera Austria Duvaz workers. This is the highest point of the ravine

4	8 718,335.06	377,707.77	Tunnel Carlos Reynaldo discharge channel, currently in operation. During the season, the discharged water level reached an average of 0.0005 m3/(0.5L/s)

5	8 718,203.23	377,743.60	Runoff water discharge channel of Morococha deposits, which incorporates Cía Minera Austria Duvaz effluents and the Tuctu camp treated waters to the town sewage system of Morococha Viejo and Morococha Nuevo. In total, 20 L/s. are poured

6	8 718,850.71	375,631.51	San Antonio dam, where waters are collected for the towns of Morococha and mine sites.

7	8 718,430.89	375,462.30	Venecia Lagoon. At this station old exploration drillings and small-scale exploitations are located upstream. Wastes are washed off by filtrations and rainfalls. This water flows into the lagoon.

8	8 718,453.02	374,606.41	Huacracocha Lagoon. Downstream, the water level has decreased and samplings have been gathered from the old collecting area for mining operations, now abandoned.

9	8 718,257.73	372,173.38	Huacacrocha Lagoon, upstream - right bank; area of discharge of effluents from the Huascacocha mine entrance and of runoff water from waste dumpsites at UEA Ticlio, property of Volcan Cía Minera SAC.

B.	Interpretation Criteria

Natural waters or recipient bodies - To evaluate the quality of the natural waters (creeks, rivers or lagoons) or its recipient bodies (creeks, rivers or lagoons receiving a discharge coming from mine installations) the General Water Law enacted by Decree

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Law No 17752, of June 24 1969, as well as its regulations and modifications, is applied. The Regulation of Titles I, I and III of the General Water Law D.S. No 261-69-AP establishes water use categories of the water sources flowing over the physiochemical characteristics that water should gather to be considered suitable for its corresponding use. (Art. 81 and 82)

Such categories were modified through D.S No 007-83-SA, establishing six different classes for its use and through D.S No 003-2003-SA (January 29, 2003) the maximum allowed values of cyanide concentration were incorporated.

Table 2.2 shows the established values of the different parameters for each use.

In the study area, the eventual use that could result from the natural water resources and its recipient bodies is animal drinking. (Use III according to the General Water Law).

For Use III, the maximum allowed limit established for the Water Law for nitrates and nickel are abnormally low and are found below the international standard limits.

For example, the nickel limit use is 1000 times lower than the one established in other countries’ regulations. This can be explained by the fact that the established original limits through D.S.N 261-69-AP were expressed in mg/L, but were later changed to mg/m3 in the modified tables published in the D.S No 007-83-SA. Apparently all limits were converted to new units, except the one which involves nitrate. It changed from 100mg/L to 100mg/m3 (equivalent to 0.1mg/L).

On the other hand, the established limit for the nickel content (which was not included in the D.S No 261-69-AP) was introduced through D.S.No 007-83-SA, establishing a value of 0.002 mg/L for all categories use, a very conservative limit considering that Canadian norms establish a limit of 1.0 mg/L of total nickel in water for cattle consumption, 0.2mg/L for irrigation purposes, 0.025 and 0.15 mg/L for the preservation of aquatic life, for water hardness purposes.

Effluent discharges originated in mining installations for environmental purposes. On January 1996, the MEM established the maximum allowed levels for liquid effluents discharged through operative metallurgic-mineral units and other for new projects (R.M. No 011-96-EM/VMM), briefly detailed in Table 2.4 which will be referred to when mining effluents quality be evaluated.

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Table 8.2 shows the type of water corresponding to the collected samplings for quality evaluation

Table 8.2 – Type of Water and Quality Referential Regulation

Station	Description	Symbol	Regulation
1	Natural discharge river bed	R	General Water Law
2	Recipient bodies in direct contact with mineral remnants	R	General Water Law
3	Natural water body	N	General Water Law
4	Mine effluent	E	R.M No 011-96-EM/VMM
5	Mine effluent and sewage	E	R.M No. 011-96-EM/VMM
6	Natural water body	N	General Water Law
7	Natural water body, runoff waste heaps	R	General Water Law
8	Natural water body	R	General Water Law
9	Recipient body in direct contact with mine remnants.	R

C.	Field Testing Results

In Table 8.3 field-testing essays results are detailed. In Table 8.4 and Table 8.5 laboratory testing essays of each collected water sampling are detailed.

Table 8.3 – Field Measurements

Parameters	Unit	1	2	3	4	5	6	7	8	9
PH	—	7.96	8.57	8.47	3.22	9.52	6.58	3.50	5.16	4.26
Conductivity	µS/cm3	1205	1190	408	5880	1180	142.7	1653	275	240
Salinity	0/00	0.6	0.6	0.3	3.2	0.6	0.2	0.9	0.2	0.2
STD	mg/L	140	596	123	294	590	714	827	137.4	245
Water Temp.	C	7.4	8.5	4.3	7.6	8.4	6.6	7.3	7.8	7.6
Air Temp.	C	6	8	5.9	13	10	10	10.5	11.0	9.5
Dissolved Oxygen	mg/L	6.40	—	6.70	—	—	6.73	—	6.92	5.01
Water Volu	m3 /S	0.216	—	—	0.0005	0.02	—	—	—	—
Date	—	16-7-04	16-7-04	16-7-04	16-7-04	16-7-04	16-7-04	16-7-04	16-7-04	16-7-04
Hour	—	7:30	8:45	9:35	10:10	10:50	11:40	12:10	13:10	14:40
Type of Water		R	R	N	E	E	N	R	R	R

Note: in samples 2,4,7,and 5 no Dissolved Oxygen samplings were taken because the first two are mine effluent recipients areas in recipient bodies and the following are sewage effluents and mine.

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Table 8.4 – Results of Physicochemical Tests Analyzed in the Lab

Parameters	Symbol	Unit	DL1	1	2	3	4
Alkalinity		mg CaCO3/L	1	28	30	163	<1
Total Susp. Solids	STS	mg/L	3	<3	71	<3	<3
Sulfate	SO=4	mg/L	1	660	654	71	—
Sulfate	SO=4	mg/L	10	—	—	—	5325
Total Cyanide	CN	mg/L	0.005	<0.005	0.046	<0.005	<0.005
WAD Cyanide	CN WAD	mg/L	0.005	<0.005	0.007	<0.005	<0.005
Nitrate	N	mg/L	0.005	1.363	1.354	0.083	5.567
Mercury	Hg	mg/L	0.00005	<0.00005	<0.00005	<0.00005	<0.00005
TOTAL METALS
Aluminum	Al	mg/L	0.2	<0.20	1.54	<0.20	97.2
Antimonious	Sb	mg/L	0.2	<0.20	<0.20	<0.20	<0.40
Arsenic	As	mg/L	0.2	<0.20	<0.20	<0.20	<0.40
barium	Ba	mg/L	0.01	0.027	0.031	0.054	<0.020
beryllium	Be	mg/L	0.005	<0.0050	<0.0050	<0.0050	<0.020
bismuth	Bi	mg/L	0.2	<0.20	<0.20	<0.20	<0.40
Boron	B	mg/L	0.1	0.14	0.19	<0.10	0.85
cadmium	Cd	mg/L	0.01	0.012	0.019	<0.010	1.1
calcium	Ca	mg/L	0.05	1999	198	45.7	271
chromium	Cr	mg/L	0.01	<0.010	0.226	<0.010	<0.020
cobalt	Co	mg/L	0.01	0.011	<0.010	<0.010	0.279
Copper	Cu	mg/L	0.01	0.024	2.22	<0.010	61.8
Iron	Fe	mg/L	0.03	0.103	26	0.443	936
Lead	Pb	mg/L	0.05	<0.050	0.938	<0.050	<0.10
Lithium	Li	mg/L	0.01	0.01	<0.020	<0.010	0.096
Magnesium	Mg	mg/L	0.1	30.4	31.4	27.7	358
Manganese	Mn	mg/L	0.005	10.4	13.2	0.0393	145
Molybdenum	Mo	mg/L	0.03	<0.030	<0.030	<0.030	<0.060
Nickel	Ni	mg/L	0.05	<0.050	<0.050	<0.050	0.18
Phosphorus	P	mg/L	0.3	<0.30	<0.30	<0.30	<1.2
Potassium	K	mg/L	2	11.4	8.7	<2.0	4
Selenium	Se	mg/L	0.20	<0.20	<0.20	<0.20	<0.40
Silicon	Si	mg/L	0.05	1.54	3.26	1.74	49
Silver	Ag	mg/L	0.01	<0.010	<0.010	<0.010	<0.020
Sodium	Na	mg/L	2	8.1	7.8	2.1	6.4
Strontium	Sr	mg/L	0.005	0.455	0.448	0.408	0.262
Thallium	Tl	mg/L	0.2	<0.20	<0.20	<0.20	<0.40
Tin	Sn	mg/L	0.03	<0.030	<0.030	<0.030	<0.060
Titanium	Ti	mg/L	0.01	<0.010	0.012	<0.010	<0.020
Vanadium	V	mg/L	0.03	<0.030	<0.030	<0.030	<0.12
Zinc	Zn	mg/L	0.005	0.829	9.45	0.0094	269

Parameters	5	6	7	8	9	LGA1	LGA III	RM
Alkalinity	35	54	<1	<1	<1	ND	ND	ND
Total Susp. Solids	193	<3	<3	<3	<3	ND	ND	100
Sulfate	615	25	—	124	127	ND	ND	ND
Sulfate	—	—	915	—	—	ND	ND	ND
Total Cyanide	4.870	<0.005	<0.005	<0.005	<0.005	ND	ND	2
WAD Cyanide	4.311	<0.005	<0.005	<0.005	<0.005	0.08	0.10	ND
Nitrate	2.807	0.065	0.069	0.069	0.074	0.01	0.10	ND
Mercury	0.00024	<0.0005	<0.00005	<0.00005	<0.00005	0.002	0.01	ND
TOTAL METALS
Aluminum	1.89	<0.20	25	0.74	0.78	ND	ND	ND
Antimonious	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	ND
Arsenic	0.23	<0.20	<0.20	<0.20	<0.20	0.1	0.2	ND
barium	0.069	<0.010	0.021	0.028	0.028	ND	ND	ND
beryllium	<0.0050	<0.0050	<0.0050	<0.0050	<0.0050	ND	ND	ND
bismuth	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	ND
Boron	<0.10	<0.10	<0.10	<0.10	<0.10	ND	ND	ND
cadmium	0.019	<0.010	0.084	0.022	0.027	0.01	0.05	ND
calcium	212	20.3	180	27.3	27.5	ND	ND	ND
chromium	0.496	<0.010	<0.010	<0.010	<0.010	0.05	1.0	ND
cobalt	0.016	<0.010	0.088	0.011	<0.010	ND	ND	ND
Copper	7.55	<0.010	0.832	0.407	0.395	1.0	0.5	ND
Iron	24.4	0.047	4.17	0.036	0.29	ND	ND	ND
Lead	4.9	<0.050	0.455	<0.050	<0.050	0.05	0.1	ND
Lithium	0.014	<0.010	0.015	<0.010	<0.010	ND	ND	ND
Magnesium	16.5	4.32	53.8	4.5	4.49	ND	ND	ND
Manganese	9.87	0.0579	22.3	7.76	7.95	ND	ND	ND
Molybdenum	<0.030	<0.030	<0.030	<0.030	<0.030	ND	ND	ND
Nickel	<0.050	<0.050	0.09	<0.050	<0.050	0.002	0.002	ND
Phosphorus	0.47	<0.30	<0.30	<0.30	<0.30	ND	ND	ND
Potassium	12.8	<2.0	<2.0	<2.0	<2.0	ND	ND	ND
Selenium	<0.20	<0.20	<0.20	<0.20	<0.20	0.01	0.05	ND
Silicon	3.47	0.776	4.54	3	3.09	ND	ND	ND
Silver	0.025	<0.010	<0.010	<0.010	<0.010	ND	ND	ND
Sodium	14.1	<2.0	<2.0	<2.0	<2.0	ND	ND	ND
Strontium	0.568	0.0568	0.282	0.0998	0.1	ND	ND	ND
Thallium	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	ND
Tin	<0.030	<0.030	<0.030	<0.030	<0.030	ND	ND	ND
Titanium	0.031	<0.010	<0.010	<0.010	<0.010	ND	ND	ND
Vanadium	<0.030	<0.030	<0.030	<0.030	<0.030	ND	ND	ND
Zinc	7.74	<0.0050	27.1	6.76	6.82	5.0	25	ND

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Parameters	Symbol	Unit	DL1	1	2	3	4	5	6	7	8	9	LGA1	LGA III	RM
Aluminum	Al	mg/L	0.2	<0.20	<0.20	<0.20	95.8	<0.20	0.67	25	0.71	<0.20	ND	ND	ND
Antimonious	Sb	mg/L	0.2	<0.20	<0.20	<0.20	<0.40	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	ND
Arsenic	As	mg/L	0.2	<0.20	<0.20	<0.20	<0.40	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	1
barium	Ba	mg/L	0.01	0.025	0.022	0.054	<0.020	0.011	0.03	0.026	0.03	<0.010	ND	ND	ND
beryllium	Be	mg/L	0.005	<0.0050	<0.0050	<0.0050	<0.020	<0.0050	<0.0050	<0.0050	<0.0050	<0.0050	ND	ND	ND
bismuth	Bi	mg/L	0.2	<0.20	<0.20	<0.20	<0.40	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	ND
Boron	B	mg/L	0.1	0.14	0.12	<0.10	0.84	<0.10	<0.10	0.12	<0.10	<0.10	ND	ND	ND
cadmium	Cd	mg/L	0.01	0.011	<0.010	<0.010	1.07	<0.010	0.025	0.082	0.03	<0.010	ND	ND	ND
calcium	Ca	mg/L	0.05	197.0	201.0	44.1	268.0	202.0	27.5	181.0	28.0	21.0	ND	ND	ND
chromium	Cr	mg/L	0.01	<0.010	<0.010	<0.010	<0.020	<0.010	<0.010	<0.010	<0.010	<0.010	ND	ND	ND
cobalt	Co	mg/L	0.01	<0.010	<0.010	<0.010	0.27	<0.010	<0.010	0.084	<0.010	<0.010	ND	ND	ND
Copper	Cu	mg/L	0.01	<0.010	0.011	<0.010	61.1	5.63	0.38	0.837	0.418	<0.010	ND	ND	2
Iron	Fe	mg/L	0.03	<0.030	<0.030	<0.030	913	0.063	0.034	4.23	<0.030	<0.030	ND	ND	5
Lead	Pb	mg/L	0.05	<0.050	<0.050	<0.050	<0.10	<0.050	0.065	0.464	<0.050	<0.050	ND	ND	1
Lithium	Li	mg/L	0.01	0.01	<0.020	0.01	0.088	<0.010	<0.010	0.016	<0.010	<0.010	ND	ND	ND
Magnesium	Mg	mg/L	0.1	30	30.4	26.9	354	14.8	4.36	53.8	4.65	4.27	ND	ND	ND
Manganese	Mn	mg/L	0.005	10.2	9.35	0.0258	144	0.665	7.77	22.4	7.95	0.0104	ND	ND	ND
Molybdenum	Mo	mg/L	0.03	<0.030	<0.030	<0.030	<0.060	<0.030	<0.030	<0.030	<0.030	<0.030	ND	ND	ND
Nickel	Ni	mg/L	0.05	<0.050	<0.050	<0.050	0.19	<0.050	<0.050	0.072	<0.050	<0.050	ND	ND	ND
Phosphorus	P	mg/L	0.3	<0.30	<0.30	<0.30	<1.2	<0.30	<0.30	<0.30	<0.30	<0.30	ND	ND	ND
Potassium	K	mg/L	2	9.5	9.4	<2.0	<4.0	12.8	<2.0	2.4	<2.0	<2.0	ND	ND	ND
Selenium	Se	mg/L	0.20	<0.20	<0.20	<0.20	<0.40	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	ND
Silicon	Si	mg/L	0.05	1.51	1.27	1.66	48.6	0.496	2.98	4.54	3.13	0.401	ND	ND	ND
Silver	Ag	mg/L	0.01	<0.010	<0.010	<0.010	<0.020	<0.010	<0.010	<0.010	<0.010	<0.010	ND	ND	ND
Sodium	Na	mg/L	2	8.0	8.3	2.0	6.2	14.4	<2.0	<2.0	<2.0	<2.0	ND	ND	ND
Strontium	Sr	mg/L	0.005	0.452	0.464	0.395	0.26	0.559	0.0975	0.283	0.104	0.0676	ND	ND	ND
Thallium	Tl	mg/L	0.2	<0.20	<0.20	<0.20	<0.40	<0.20	<0.20	<0.20	<0.20	<0.20	ND	ND	ND
Tin	Sn	mg/L	0.03	<0.030	<0.030	<0.030	<0.060	<0.030	<0.030	<0.030	<0.030	<0.030	ND	ND	ND
Titanium	Ti	mg/L	0.01	<0.010	<0.010	<0.010	<0.020	<0.010	<0.010	<0.010	<0.010	<0.010	ND	ND	ND
Vanadium	V	mg/L	0.03	<0.030	<0.030	<0.030	<0.12	<0.030	<0.030	<0.030	<0.030	<0.030	ND	ND	ND
Zinc	Zn	mg/L	0.005	0.795	0.141	0.0050	266	0.0258	6.82	27.2	6.99	<0.0050	ND	ND	6

Notes: LGA Values established for Use III, irrigation of vegetables, which are usually consumed raw, and for livestock drinking water, in the General Water Law D.L No 17752, including the amendments of articles 81 and 82 of the Title I, II, III, Regulation according to D.S No 007-83-SA (11-03-83).

RM Ministerial Resolution No 011-96-EM/VMM, maximum allowed level for liquid effluents on metallurgical and mining activities.

LD Detection Limits

The sulfate concentration was determined through the turbid metric method (LD = 1mg/L) when concentrations were low due to gravitimetry, concentrations were higher (LD = 10mg/L).

The analysis by ICP (Plasma analysis abetted by argon current – ICP) in case of sample 4 for the total and dissolved metals some interference occurred at the matrix. To eliminate these interferences the sample was diluted into distilled water, causing the detection limits to rise along the dilution factor. For example, to measure Arsenic, the sample was diluted twice, causing the detection limit to be 2*0.2 mg/L.

The ICP analysis: interferences developed at the matrix for the use of nickel and selenium in the total and dissolved analysis. To eliminate these interferences the sample was diluted with distilled water causing the detection limit to rise with the dilution factor.

Selenium was not detected in any of the samples. It’s worth mentioning the LD higher than the established limits through the LGA III.

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D. Interpretation of Results

a) Station 1: Recipient Body – Huascacocha Lagoon Discharge

The sample obtained was taken from the Huascacoha Lagoon discharge channel (10m downstream from water dam). Downstream, the water is used to irrigate natural pastures and for livestock drinking.

The mining effluents of mineral units established at the old Morococha area, as well as the sewage of towns in Morococha Viejo, Morococha Nuevo and Tuctu, are discharged into this lagoon.

The dissolved metal concentrations of the water samplings obtained at this station display levels below the established regulation RM 011-96-EM/VMM.

The pH of this water is almost neutral (7.96); its electrical conductivity is 1205 µS/cm3, the Total Dissolved Solids concentration (TDS)) is 140 mg/L, the Dissolved Oxygen (DO) is 6.40 mg/L and the total metal concentrations are below the concentrations standards established by the General Water Law, to be used to irrigate vegetables usually consumed raw and for livestock drinking.

b) Station 2: Recipient Body - Huascacocha Lagoon

The sample was obtained from the area where the water mirror has direct contact with sediments, where mining effluents and sewage enter the lagoon.

The water pH is highly alkaline (8.57) according to the scale indicated as follows; its electrical conductivity is 1190 µS/cm3 and the Total Dissolved Solids (TDS) is 596 mg/L

Scale of ph Values	Definition
Below 4.5	Extremely Acidic
4.5 to 5.0	Highly Acidic
5.1 to 5.5	Very Acidic
5.6 to 6.0	Fairly Acidic
6.1 to 6.5	Slightly Acidic
6.6 to 7.3	Neutral
7.4 to 7.8	Fairly Alkaline
7.9 to 8.4	Slightly Alkaline
8.5 to 9.0	Very Acidic
Above 9	Highly Acidic

The total metal concentrations comply with the established values of the General Water Law for the use of water in the irrigation of vegetables usually consumed raw and livestock drinking (Use III) with the exception of copper and lead, currently present in concentrations of 2.22 mg/l and 0.938 mg/L respectively.

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The limited value established in the GWL for the nickel (0.002 mg/L) has been already commented in the section “Interpretation Criterion”. The limit of selenium detection (0.2 mg/L) exceeds the established limit value of 0.05 mg/L, so it cannot be interpreted even if the concentration in this metal complies or not with regulations.

If this seems to be a concern, it is suggested that an analysis be carried out through a more accurate analytical method, since there was interference in the matrix when analyzing the plasma induced by argon current (ICP).

As a reference, it is worth mentioning that dissolved metal concentrations do not exceed any of the values established by the regulations in force for mineral effluents (R.M. No 011-96-EM/VMM).

c) Station 3: Natural Water Body – Dam

The sample was obtained from the dammed water used in the campsites of Compañia Minera Austria Duvaz S.A.

The pH of this water is highly alkaline (8.47), its electrical conductivity is 408 µS/cm3, the Total Dissolved Solids (TDS) concentration is 123mg/L and the Dissolved Oxygen (DO) is 6.70 mg/L. The total metal concentrations regulated through the General Water Law complies with the established values for its use in the irrigation of vegetables usually consumed raw and for livestock drinking. (Use III)

Nickel and selenium were not detected; its concentrations are lower than the detection limits, already discussed above.

The concentrations found in the analysis of dissolved metals display levels below the established levels for mine effluents. (R.M. No 011-96-EM/VMM)

d) Station 4: Mine effluent – Carlos Reynaldo Tunnel

The sample was taken from the discharge channel of effluents coming from the Reynaldo tunnel, belonging to Soc. Minera Corona (today Cia Minera Argentum S.A ).

The water is combined with the runoff of the area and flows through an open channel towards the Huascacocha Lagoon.

The pH is extremely acidic (3.22), the electrical conductivity is 5,880 µS/cm3, the Total Dissolved Solids (TDS) is 294 mg/L and the sulfate one is 5,325 mg/L.

According to the regulations established by Ministerial Resolution No 011-96-EM/VMM, the values of copper (61.1 mg/L, iron (913mg/L) and zinc (266mg/L) are above the regulated levels: 2mg/L, 5mg/L and 6mg/L respectively.

As a reference, the concentrations of total metals such as cadmium (1.1mg/L), copper (61.8 mg/L) nickel (0.18mg/L) and zinc (269 mg/L) are higher than the levels

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established by the General Water Law that sets for Use III, maximum limits of 0.05 mg/L, 0.5mg/L 0.002mg/L and 25 mg/L respectively.

The arsenic and selenium were not detected; the detection limits for both of them is 0.4 mg/L.

e) Station 5: Mine effluents and sewage – Morococha and Tuctu

The sample has been gathered from the discharge channels of the evacuation channels belonging to the Morococha area (effluents from the tailings deposits and sewage) and from the effluents of Tuctu campsite. The water has been channeled and discharged through an open canal that leads to the Huascacocha Lagoon. The sewage of theTuctu lodgings has a lime and sedimentation treatment system before being emptied into the canal

The pH is highly alkaline (9.52), its electrical conductivity is 1,180 µS/cm3 and the Total Dissolved Solids (TDS) is 590mg/L.

According to the lab reports, copper with 5.63mg/L is the only substance with the maximum allowed level of 2mg for mining and metallurgic effluents established by R.M. 011-96-E.M/VMM.

As a reference, the total metal concentrations in this station such as arsenic (0.23mg/L), copper (7.55 mg/L) and lead (4.9mg/L) are above the levels established by the General Water Law for Use III. According to this standard, the arsenic, copper, and lead concentrations must not exceed 0.2 mg/L, 0.5mg/L and 0.1 mg/L respectively.

Nickel and selenium were not detected; its concentrations are lower than the detection limits, already discussed above.

f) Station 6 Natural Water Body – San Antonio Lagoon Dam

The sample has been collected from the San Antonio Lagoon Dam; this water is used for human consumption, for the population of Morococha.

The pH is neutral (6.58), its electrical conductivity is 142.7 µS/cm3, the Total Dissolved Solids (TDS) concentration is 714 mg/L and the Dissolved Oxygen (DO) is 6.73 mg/L.

The total metal concentrations regulated by the General Water Law comply with the established values for its use as raw water for domestic supply with simple disinfections (Use I) and for the irrigation of vegetation usually consumed raw and livestock drinking. (Use III).

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g) Station 7 Recipient Body – Venecia Lagoon Dam, recipient of dumpsite runoffs

The sample was taken from the water mirror of the Venecia Lagoon which impounds the runoff waters of the area where waste materials and abandoned mine entrances are found.

The pH is extremely acid 83.50), its electrical conductivity is 1653 µS/cm3, the Total Dissolved Solids (TDS) is 827 mg/L and the sulfate concentration is 915 mg/L.

According to the lab report, the following total metal concentrations were established: cadmium (0.084 mg/L), copper (0.832 mg/L), lead (0.455 mg/L), nickel (0.09 mg/L) and zinc (27.1 mg/L); these values exceed the levels established by the General Water Law - Use III: cadmium (0.05 mg/L), copper (0.5 mg/L), lead (0.1 mg/L), nickel (0.002 mg/L) and zinc (25 mg/L).

The limit established by the General Water Law - Use III for nickel has already been mentioned. Selenium was not detected and its commentary has been previously discussed as well.

As a reference it is mentioned that the dissolved metal concentrations are lower to those established by R.M No 011-96-EM/VMM, with the exception of zinc of which concentration is 27.2 mg/L when the level limit is 6 mg/L.

h) Station 8: Recipient Body – Huacracocha Lagoon (downstream)

The downstream area of the lagoon has been a water collecting area for the former Morococha mining activities. Nowadays, it is possible to find abandoned infrastructures where water levels have descended and the presence of sediments is observed at the bottom of the lagoon.

The pH is strongly acidic (5.169, its electrical conductivity is 275 µS/cm3, the Totat Dissolved Solids (TDS) concentration is 137.4 mg/L and the (Dissolved Oxygen) is 6.92 g/L. The total metal concentration regulated by the General Water Law complies with the established values for its use on the irrigation of vegetables usually consumed raw and livestock drinking. (Use III):

Nickel and selenium were not detected; its concentrations are lower than the detection limits, as indicated above.

The concentrations found in the analysis for dissolved metals show levels below the established standards for mining effluents (R.M. No 011-960EM/VMM).

As a reference, the dissolved metal concentrations including zinc (6.99 mg/L) display a value slightly above the standards established by R.M No 011-96-EM/VMM for mining effluents as Anytime Value for Operative Units (6 mg/L), see Table 2.4.

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i) Station 9: Recipient Body – Huacracocha Lagoon (upstream water)

The sample was obtained from the mirror water of the lagoon where the effluents of Huacracocha mine, property of Cia Minera Volcan S.A., are discharged; a lime manual treatment is applied.

The pH of this effluent is extremely acid (4.26), its electrical conductivity is 240 µS/cm3, the Total Dissolved Solids (TDS) concentration is 245 mg/L and the (Dissolved Oxygen) is 6.92 g/L. The concentration of Sulfate is 127 mg/L and the Dissolved Oxygen (DO) is 5.01 mg/L. The concentration of total metals regulated by the General Water Law complies with the established values for its use on irrigation of vegetables, which are usually consumed raw, and livestock drinking. (Use III):

Nickel and selenium were not detected; its concentrations are lower than the detection limits, as indicated above.

As a reference, the dissolved metal concentrations including zinc (6.82 mg/L) display a value slightly above the standards established by R.M No 011-96-EM/VMM for mining effluents as Anytime Value for Operative Units (6 mg/L), see Table 2.4.

9.	MEASURES FOR THE REMEDIATION AND CLOSURE OF ENVIRONMENTAL LIABILITIES

The environmental liabilities in the assessed area may be classified in four major groups:

a)	Shallow excavations (open pits, trenches, etc.),

b)	Mine waste dumpsites (waste, leaching residues, tailings, etc.),

c)	Abandoned mining works (crosscuts, shafts, jack head pits, etc.),

d)	Effluents from active mining works that are discharged into the Yauli River through the Kingsmill Tunnel. For that purpose, flow charts or “decision trees” have been prepared for one of the first three groups of liabilities, which will allow following a logical and practical reasoning in order to decide the best choice for the final closure of each environmental liability.

The main objectives to be achieved with the closure of each one of the identified liabilities are:

1.	To guarantee compliance of the environmental regulations in force,

2.	To guarantee public safety, and

3.	To prevent the discharge of bad quality effluents into watercourses or water bodies that are (or could be) used by third parties.

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However, in order to fulfill these objectives, it is necessary to take into account that the assessed area is located between 4,300 and 5,000 meters above sea level, where vegetation and wild life are scarce and the human use of the region is limited almost exclusively to mining activities.

The area physiography is controlled by the glacier activity that originated it. Consequently, it is usual to observe in several places the existence of U-shaped valleys, with steep walls and small depressions, where water gets accumulated during the rainy season, forming small ponds that -during the dry season- lose a great portion of the water accumulated in them by the action of natural evaporation.

Since almost all this area is extensively mineralized and an important portion of the minerals therein are sulfides, the rock outcrops have undergone and are still exposed to an intense weathering process. Therefore, it is usual to observe the presence of acid rock drainage in different areas, generated in natural form and to which the drainage generated by the waste dump heaps or low-grade ore heaps accumulated in the surface must be added.

Shallow excavations

The flow chart shown in Table 9.1 was prepared for the treatment of shallow excavations existing in the area (open pits, trenches, etc.) where they have been divided into two major groups according to their size.

In both cases, the risk posed by their physical stability is assessed first. For small excavations, this is not a major issue, but it is important for large excavations.

Their chemical stability is assessed thereafter. It depends on great extent on whether water is present or not, the manner how it enters and/or keeps contact with the exposed surfaces and whether it accumulates or not inside the excavation.

If water is a major factor in the assessment, it will be necessary to determine if such water has a high acidity level and/or if it contains dissolved metals, or if such water possess no environmental risk and could therefore be discharged into the surrounding watercourses or water bodies.

Following this logic, the attached flow chart makes it possible for the assessor to find the most convenient solution for each particular case and only at that moment will it be possible to estimate the costs of the suggested solution.

9.1	Mine waste dumpsites

For the treatment of mine waste dumpsites, a methodology similar to the one used for shallow excavations is proposed.

Table 9.2 shows the flow chart corresponding to waste dumpsites, It can be seen that the reasoning is similar to the one outlined for the closure strategy to be used for shallow excavations.

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The proposed methodology is applicable to mine waste dumpsites, leaching residues or tailings, and consequently it can be applied indistinctly to any of them.

In the case of low-grade ore heaps located in the area, the same criteria mentioned above can be used, treating this material as “mine waste” even though in practical terms it can be foreseen that this material will be eventually processed in order to recover the metallic values it still contains.

9.2	Abandoned small mining or exploration works

This group of liabilities includes a number of excavations connecting the surface with the underground. Most of them have been built with exploration purposes and can be horizontal, vertical or inclined, but almost always with relative small sizes (i.e. 1.5 to 2.0 m of diameter or height) and with a limited length or depth.

Usually one or more waste rock heaps are observed in front of them when some production work has been developed through these excavations.

Table 9.3 below shows the flow chart developed for the treatment of these abandoned mine works. The criteria followed for its elaboration are similar to those used to find the best closure option in both former groups.

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Table 9.1 - CRITERIA FOR CLOSURE OF OPEN PITS AND TRENCHES

Objectives to be achieved:	- To comply with environmental regulations of Peruvian legislation
- To protect the environment and human health

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Table 9.2 - CRITERIA FOR CLOSURE OF WASTE DUMPSITES

Objectives to be achieved:	- To comply with environmental regulations of Peruvian legislation
- To protect the environment and human health

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TABLE 9.3 - CRITERIA FOR CLOSURE OF UNDERGROUND OPENINGS

Objectives to be achieved:	- To comply with environmental regulations of Peruvian legislation
- To protect the environment and human health

SHAFT
SHAFT OR MINE ENTRANCE?
MINE ENTRANCE
Shallow
Shallow or deep?
Deep
FILL WITH WASTE
Waste available for filling?
Yes
No
FILL WITH WASTE
Or
PLUG (with reinforced concrete cover)
Yes
Does water run?
No
Waste available for filling?
Yes
No
PLUG ENTRANCE WITH WASTE
PLUG WITH CONCRETE OR INDUCE COLLAPSE WITH EXPLOSIVES
No
Low pH or high metals?
Yes
No
Does water run through the waste?
Yes
PLUG ENTRANCE WITH INERT MATERIAL ALLOWING DRAINAGE
No
Waste material is reactive?
Yes
No
Drainage into sensitive water
Yes
KEEP UNCHANGED OR COVER WITH LIMESTONE COVER
Yes
Average flow rate > 0.6 l/s?
No
1. Install limestone drain
2. Install
A. Passive treatment cell
B. Water treatment plant or
C. Both
No
Average flow rate > 0.6 l/s?
Yes
1. Install limestone drain
2. Install
A. Passive treatment cell
B. Water treatment plant or
C. Both
1. Install limestone drain
2. Install passive treatment cell
3. Install both

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9.3	The Kingsmill Tunnel

Water running through the Kingsmill Tunnel and discharged into the Yauli River is undoubtedly one of the greatest concerns from an environmental point of view, since the physicochemical features of the water could eventually make it necessary to treat it in order to remove the dissolve metals it contains.

Consequently, a thorough review has been made within this assessment, of all the available data, coming mainly from the records of Cerro de Pasco Copper Corp., Cerro de Pasco Corp., Centromín Perú and different consulting companies that have examined this issue in the last five years.

As part of this bibliographical review, other historical references have been consulted too, one of which was found to be of special interest.

Mr. Hugh E. McKinstry, who in the 1930s worked as a geologist for Cerro de Pasco Copper Corp. studying the mining district of Morococha, published in 1948 a mining geology text4 where he recounts that during the construction of this tunnel (then known as the Mahr Tunnel), the flow of water running through it gradually increased until it reached 1.07 m3/s, when the tunnel had a length of 7 Km.

When the front reached this point, located approximately where the tunnel currently cuts the Don Pedro Vein, McKinstry states that a sudden irruption of water occurred, which increased the discharge flow rate of the tunnel up to 3.25 m3/s, making it necessary to halt the excavation for six months, period of time during which the discharge flow rate gradually diminished until it stabilized at 1.77 m3/s, which allowed to continue with the excavation of the tunnel that was being built precisely to drain the underground works in the Morococha mine.

Even though the time available to complete this study has not allowed for a detailed assessment of the hydrological behavior of the area where the Kingsmill Tunnel is located, it may be considered that most of the water drained through this excavation comes mainly from seepage of surface water accumulated in the lagoons area, entering the tunnel through many fractures and fissures existing in the mining district of Morococha, many of which contain ore that has been and is currently mined by the different mining companies working in the area.

This is an 11.5 Km long tunnel excavated in rock, with a 3.0-m wide and 3.40-m tall coffer-type section and a reinforced concrete outlet gate.

It has a channel excavated on the tunnel floor, 1.20 m deep and covered with wood boards in order to make the displacement within the tunnel easier, leaving a 2.20m clearance.

In order to determine the water flows discharged through the Kingsmill Tunnel, the staff of Centromín Perú on a monthly basis performs a flow point metering since 1996, as a part of the Environmental Monitoring Program of this company.

[4]	Mining Geology. H.E. McKinstry. Prentice Hall, Inc. 1948

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The measurements made by CMP until the year 2002 in the main channel of this tunnel, at the outlet gate (monitoring station identified as E-3, located at coordinates 8’714 313.13 N and 384 778.82 E, E-4 and E-5) record the flow rate and pH values listed in Table 9.1.

Table 9.1 - Flow rate and pH recorded from 1995 to 2002 at the Kingsmill Tunnel Discharge

Year	Flow rate (m3/s)			PH
	Maximum	Minimum	Average	Maximum	Minimum
1995	2.380	1.128	1.725	5.4	3.5
1996	2.167	0.935	1.277	5.8	3.7
1997	1.670	1.619	1.630	4.6	4.2
1998	1.733	0.866	1.269	3.8	3.3
1999	1.208	0.917	1.074	3.5	2.3
2000	1.298	1.093	1.184	4.2	2.5
2001	1.327	1.068	1.207	5.0	3.0
2002	1.342	1.118	1.248	5.8	3.2

Records gathered by CMP within the Environmental Monitoring of the Morococha Production Unit

The Kingsmill Tunnel drainage system is made up of a main drain and many secondary drains built according to the mining excavations existing in the influence area of the tunnel. Therefore, the flows received by the tunnel show variations according to the length of the secondary drains and their corresponding hydro-geological features.

In order to quantify the flows arriving directly through each secondary drain or through the seepage occurring around the tunnel’s perimeter, several punctual measurements have been made inside the tunnel, both during the dry season (Lagesa, June 1996) and during the rainy season (Water Management Consultants, March-April 1997)5 and the latter firm is currently carrying out a new study, the results of which are due in April 2004.

Photo 26 shows the Kingsmill Tunnel gate where a monitoring station is located. It records the flow rate and quality of the water discharged by this drain structure from the mines of the mining district of Morococha.

As for the water flows entering the Kingsmill Tunnel, the following features have been observed:

•	The largest contribution of water (0.375 l/s/m) occurs between the stations 0+762 m and 2+003 m. In this section, the tunnel crosses the andesitic lava from the Catalina Volcanics until station 1+770, through which abundant water flows along the veins Pesares, Sapho 5, La Joven and Pisco María, among others. In this first two kilometers of the tunnel, the Excelsior Group phyllites also outcrop. They are

[5]	Study on the Treatment and Diversion of Waters from the Kingsmill Tunnel and the Huascacocha and Huacracocha Lagoons and their integration to the Marca II Project. Asociación KC-CVS, 1999.

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made of finely stratified lutites and phyllites representing two well-defined fault systems through which water runs in the form of continuous flow or drippings.

•	The water contribution in the tunnel section located between stations 2+634 m and 5+562 m, which is entirely located in the Catalina Volcanics, diminishes to a constant value of 0.174 L/s/m and runs mainly through the veins Manuelita, Don Pedro, Mansita and Mercedes, among others. This performance is similar to the average of 0.203 Ll/s/m, characterizing the section between these stations.

In the following section of 5,081 m from station 5+562 until the tunnel outlet, the contribution diminishes to just 0.005 l/s/m. In this sector, the tunnel crosses andesitic lavas and agglomerates of the Catalina Volcanics, intercalated with phyllites from the Excelsior Group. No significant mineralized veins exist and water runs mainly through fractures.

Based on the field observations, it may be concluded that water filtrations are mainly related to the presence of fractures, fissures and mineralized veins located in the Catalina Volcanics, which are, in turn, related to underground mining activities developed in the area.

Although the water gathered in the aquifer of the Huascacocha and Yauli basins probably emerges in the form of springs in some lower points of such valleys, the most significant discharges of groundwater are those occurring at the Kingsmill Tunnel.

The following conclusions may be reached:

•	80% of the groundwater carried by the Kingsmill Tunnel enters in the sector between stations 0+000 m and 5+000 m, where the mining works of Soc. Minera Corona, Empresa Minera Natividad and Soc. Minera Austria Duvaz are located and where the underground mining excavations, and interconnected fractures and faults facilitate the entering of water from the surface into the tunnel, while in the rest of the tunnel the flowing is much lower and similar to the natural flowing value through the rock mass.

•	Westward of the Yauli Dome axis, no natural surface discharges from the Huaracocha and Churruca Lagoons are observed, although there are significant filtrations through the mineralized veins, which result in an important increase of the tunnel flow rate (0.375 l/s/m) from the Central Shaft of the Morococha Production Unit to station 2+000 m in the direction towards the outlet. It could be inferred from this that part of the water seeps from the Huaracocha and/or Churruca Lagoon through the cover of fluvial-glacier material and sedimentary rock towards the Kingsmill Tunnel.

•

Eastward of the Yauli Dome axis and southward of the Kingsmill Tunnel, part of the water seeps into the tunnel through the cover of glaciological material and the sedimentary rock outcropping at the Natividad and Huachumachay hills. In the tunnel section going up to station 5+000, water seeps mainly through the

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mineralized veins, increasing the flow rate, although with a less significant contribution (0.174 l/s/m).

•	Eastward of the Yauli Dome axis and northeast of the tunnel, waters seep downstream, towards the neighboring basin, through the glaciofluvial material deposits and the sedimentary rock. Due to the complexity of the configuration of the underground mining excavations, it is not clear whether water seeps from the Huascacocha Lagoon to the Kingsmill Tunnel. In the tunnel section from station 5+000 to the outlet gate, the contribution diminishes to 0.005 l/s/m, a flow rate similar to which could be expected by natural causes for flows through rock mass.

•	The contributing basin would be made up by the Huascacocha basin and probably by a part of the Yauli River basin where the Pucará Formation rock outcrops on the left bank, between the anticline axis and the tunnel location.

If this is the case, it could be inferred that water entering the tunnel in 1930 while it was being excavated could have come from the Morococha Lagoon (which at that time was not yet used as a tailings pond) and that it entered the tunnel through the Don Pedro vein.

During the last years for which records are available, a relative stabilization may be observed of the flow rates of water running through the Kingsmill Tunnel and which keep around 1.2 and 1.4 m3/s with slight seasonal variations.

It is also noteworthy that water quality has been deteriorating over time until 1999, when it reached pH values as low as 2.3 in February of that year.

Nevertheless, in the last two years pH values have increased and the records of the last months seem to indicate that water acidity is gradually diminishing, since the measurements made within the framework of this study indicate that the pH value is now 6.3 at the tunnel’s discharge point.

It is also worth mentioning that since the closure of the Morococha tailings deposit was completed in 2001; the quality of the water discharged through the Kingsmill Tunnel has been gradually improving (although this hypothesis must be analyzed and evaluated by specialists in greater detail). This could result from the fact that a significant part of the acidity of the water entering the tunnel would have come from the leaching of sulfides contained in tailings stored at the Morococha Pond and that this process has been stopped (or considerably restricted) after the closure of such tailings deposits and the coverage and waterproofing of its surface If this hypothesis proves to be true and assuming that a part of the water currently entering the Kingsmill Tunnel comes from the Huascacocha and Huacracocha Lagoons, it could be foreseen that once the tailings still exposed at the banks of the Huascacocha are submerged, the water quality at the Kingsmill Tunnel’s discharge could keep improving.

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The Environmental Management and Compliance Program (PAMA) submitted by CMP to the Ministry of Energy and Mines in relation to the Morococha Production Unit6 was approved by Directorial Resolution 452-EM/DGM in December 1997.

The total investment estimated then for the execution of the PAMA amounted to US$ 7.9 million and the term for completion was estimated at four years, i.e. it should have been completed in December 2001.

From that amount, 55% (or US$ 4.33 million) corresponded to the integrated project for the treatment of acidic waters in the Kingsmill Tunnel.

The original PAMA was modified several times. The last modification, which is the version currently in force, whereby the total investment amount was increased to US$12.6 million and the completion term was extended a year, until December 2002, was approved by Directorial Resolution 079-2002-EM-DGM, dated March 7, 2002.

Later, by Supreme Decree 022-2002-EM, two of the projects included in the original PAMA were modified resulting in an Integrated Project for the Reinforcement and Elevation of the Huascacocha Tailings Deposit Dam, approved by Directorial Resolution 281-2003-EM/DGAA dated July 8, 2003 and an Integrated Project for the Treatment of Acidic Mine Waters in the Kingsmill Tunnel, approved by the General Bureau for Environmental Issues of the Ministry of Energy and Mines based on Report 046-2003-EM-LS/AL dated August 15, 2003.

In both cases, the MEM determined that the execution costs should be shared among the companies operating in the mining district of Morococha, distributing the liability of each one in the following manner:

•	Integrated Project for the Reinforcement and Elevation of Huascacocha Tailings Deposit Dam

– Centromín Perú	67.15%
– Soc. Minera Corona (Santa Rita and Yauli)	21.01%
– Soc. Minera Austria Duvaz	11.84%

Execution term: 2003-2004

•	Integrated Project for the Treatment of Acidic Mine Waters in the Kingsmill Tunnel

– Centromín Perú	72.20%
– Soc. Minera Corona (Santa Rita and Yauli)	12.30%
– Soc. Minera Puquiococha	8.50%
– Soc. Minera Austria Duvaz	4.90%
– Minera Centraminas	2.10%

[6]	A reconciliation between taxes computed at the United States Federal statutory tax rate of 35% and the consolidated effective tax rate is as follows:

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Execution term: 2003-2004

These liability distribution percentages were determined based on the results of the study made by the firm Water Management Consultants in 1997, which is being updated and the results of which will be known sometime in 2004. Hence, the percentages mentioned above could experience some variation.

Article 56 of Supreme Decree 022-2002-EM sets forth that in the case of complex projects, such as both projects above, the General Bureau for Environmental Issues of the Ministry of Energy and Mines may grant an extension of up to 18 months from the agreed term. Therefore, both projects must be completed by mid-2005.

10.	ADOPTED CLOSURE STRATEGIES

For the closure of the environmental liabilities identified in the area, the methodology outlined in flowcharts included in Tables 9.1, 9.2 and 9.3 has been followed, adopting the following criteria for each of the liabilities categories:

a)	Waste dumpsites

Considering the features visually determined of the wastes within the Sub-Lots 2A and 2B Pucará (presence of sulfides and several degrees of oxidation), it has been assumed that all of them have -in higher or lower degree- the potential to generate acidic water in the medium or long term, and consequently, may not be left in the conditions they currently are. In case it becomes necessary to verify the potential of this material for generation of acidic water, 27 samples have been taken from the wastes accumulated within the concessions.

For waste accumulations containing over 500 m3 of material, their leveling has been considered until giving the upper surface a gradient of 5% towards the area where the seepage water collection channels are located; as well as the construction of diversion channels around the dumps in order to minimize the entering of water into the stored material; and the total covererage of the heaps (the upper platform and the slopes) with a limestone cover 1 m. thick. The objective of this is to limit the seepage of rainwater and surface runoff through the waste, to neutralize the water entering directly, and to collect the seepage water in the diversion channel before discharging it into the environment.

The thickness suggested for the limestone cover is the same used to guarantee that rain water that could seep through it will arrive at the waste material with enough alkalinity to prevent or limit the generation of acid rock drainage in a significant extent and does not answer to specific design parameters for each waste dumpsite, since this is a detail off the scope of this study, the purpose of which is to estimate the closure costs.

For accumulations containing less than 500 m3 of waste material, it has been assumed that they could be transported a distance of 400 or 500 m using front-end loaders or similar heavy equipment in order to make up heaps with greater

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volume in the most appropriate place that would subsequently undergo a treatment similar to the one outlined above for larger heaps.

Within the Sub Lots 2A and 2B Pucará, a total of 878 waste accumulations have been identified, occupying an area of 66 a altogether and containing a total of 1.84 million m3 of stored material.

Of these, only 235 contain over 500 m3 of waste material and they occupy an area of 57 Ha, while the remaining 9 hectares are occupied by 643 heaps containing less than 500 m3.

b)	Tailings deposits or leaching residues

It has been considered that for the closure of this category of liabilities, the tailings ponds or leaching residues will have to leveled, covered with a watertight material cover (clayish material), 40 to 50 cm thick, with a slope of 5%, and provided with diversion channels similar to those recommended for waste heaps.

A total of 13 tailings accumulations have been identified in the area, as well as a heap of leaching residues from a pilot operation developed in the area and a garbage deposit that will require closure.

The accumulations of material within this category occupy an area of 5.4 Ha and contain a total of 516,000 m3 that will have to be encapsulated for their definitive closure. This does not include the accumulated tailings within the Huascacocha Lagoon, which volume has not been determined covering 145 Ha of surface above the actual lagoon water level.

c)	Open pits

This category includes shallow trenches and pits with different sizes.

In the case of larger pits, as the Toromocho or Nelly pits (the latter located within the area to be transferred but in a concession owned by Sociedad Minera Corona S.A.), it has been considered that it will only be necessary to build perimetric fences around them, with concrete poles and wire mesh in order to prevent people and animals from entering these areas that pose some risk in terms of safety.

For smaller shallow excavations, i.e. less than 3,000 m2 of area and/or 8-10 m of depth, filling them with local material and leveling the surface has been deemed enough.

In this category of environmental liabilities, 41 open pits of which only 12 occupy an area of more than 500m3 have been identified within Sub Lots 2A and 2B Pucará.

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The Toromocho Pit is the largest of them with an area of 6.5 Ha and a mean depth of 100 m.

d)	Mine entrances and shafts

A total of 1178 openings have been identified in this area; 714 of them are mine entrances and 464 are shafts.

The mine entrances have variable sections ranging from 1.0 x 1.5 m to 6.0 x 10 m, while the dimensions of the (vertical and inclined) shafts range from 1.0 x 1.5 m to 8.0 x 10 m.

For the mine entrances, it has been considered that they must be plugged with waste material in the surroundings until a depth twice their largest dimension, i.e. in the case of a mine entrance with a cross-section of 3 x 4, it must be filled with waste material for a length that must not be less than 8.0 m measured from the gate of the entrance.

In the case of shafts, they will be filled with waste material when they are shallow, i.e. when their depth is less than four times the largest dimension of their cross section. If they are deeper, traversing rails will be placed on their cross section, with wood boards supported on them and a 30 cm thick concrete cover reinforced with wire mesh will be built on top of it. Thereafter, the upper part of the opening will be filled with waste from the surroundings.

If the size of the closed liability or the complexity of the methodology used for the closure justifies it, the need to place signs or boards warning people about the risk of coming near the closed areas must be considered.

11.	ESTIMATION OF CLOSURE COSTS FOR ENVIRONMENTAL LIABILITIES

Based on the criteria mentioned above, costs estimates have been made for the closure of all the environmental liabilities identified in field and located within Sub Lots 2A and 2B Pucará and the Toromocho Concessions, where a detailed topographic survey has been made with contour lines every meter, which has made it possible to identify the location, exact dimensions and main features of each of the liabilities.

The estimation of costs has been made based on practical criteria regarding the nature or thickness of the cover to be used, the shape and dimensions of the diversion channels, etc., in order to determine the global amounts of investment that could be needed for the final closure of all these liabilities.

As for roads and trails existing in the assessed area and totaling 117.22 Km, as well as the drilling platforms located within the Toromocho Concessions, it has been considered to leave them as they are, since they pose no risk for the health or safety of the persons or for the surrounding environment, except for a visual impact, that in this case is not considered significant.

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As long as exploration and/or mining works continue in the area, these roads will be used and will have a useful purpose. Should these activities stop, the access roads will stop being used and the terrain will gradually recover its natural shape, as it has happened with the drilling platforms and the roads that are not used any more.

In each of the 69 maps attached to this report, the exact location and dimensions are given for each of the liabilities identified within the framework of this study. Moreover, in Exhibit 2 tables are included with the detailed cost analysis made to estimate the closure costs of each of them.

Five tables are provided below summarizing the closure costs for the main liabilities in each category. The selection criterion used to group them in such a manner has been that the aggregate closure cost for each of them must account for over 50% of the budget estimated for each category, making it possible thereby to get an idea of the order of magnitude of the investment required for the closure of such liabilities.

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Table 11.1 – Waste dumpsites with closure costs above US$ 30,000 each

CODE	MEASUREMENTS FOR THE CLOSURE OF WASTE DUMPSITES						CLOSURE COSTS			REMARKS
	COORDINATES		AREA (Ha)	VOLUME (m3)	LIMESTONE	CHANNEL	LIMESTONE US$	CHANNEL US$	TOTAL US$
	NORTH	EAST
Low -grade ore
Low -grade ore
Nelly Pit dumpsite
Waste at Buenaventura Lagoon bank

Sierra Nevada Mine dumpsite

Nelly Pit dumpsite

Nelly Pit dumpsite

Nelly Pit dumpsite

Dos Naciones Mine dumpsite

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Table 11.1 (cont) – Waste dumpsites with Closure Costs above US$ 30,000 each

CODE	MEASUREMENTS FOR THE CLOSURE OF WASTE DUMPSITES						CLOSURE COSTS			REMARKS
	COORDINATES		AREA (Ha)	VOLUME (m3)	LIMESTONE	CHANNEL	LIMESTONE US$	CHANNEL US$	TOTAL US$
	NORTH	EAST

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Table 11.1 (cont) – Waste dumpsites with Closure Costs above US$ 30,000 each

CODE	MEASUREMENTS FOR THE CLOSURE OF WASTE DUMPSITES						CLOSURE COSTS			REMARKS
	COORDINATES		AREA (Ha)	VOLUME (m3)	LIMESTONE	CHANNEL	LIMESTONE US$	CHANNEL US$	TOTAL US$
	NORTH	EAST

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Table 11.1 (cont) – Waste dumpsites with Closure Costs above US$ 30,000 each

CODE	MEASUREMENTS FOR THE CLOSURE OF WASTE DUMPSITES						CLOSURE COSTS			REMARKS
	COORDINATES		AREA (Ha)	VOLUME (m3)	LIMESTONE	CHANNEL	LIMESTONE US$	CHANNEL US$	TOTAL US$
	NORTH	EAST
Nelly Pit dumpsite

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Table 11.2 - Tailings Deposits and Solid Wastes with Closure Costs above US$ 30,000 each

CODE	MEASUREMENTS FOR THE CLOSURE OF TAILINGS DEPOSITS						CLOSURE COSTS			REMARKS
	COORDINATES		AREA (Ha)	VOLUME (m3)	CLAY	CHANNEL	CLAY	CHANNEL	TOTAL
	NORTH	EAST
RE-13 14	8,718,377	378,848	145.1234	—	725.617	9.946	$10,697,655	$0	$10,697,655	Huascacocha Lagoon (see note)
RE-12	8,718,327	376,091	6.2590	279,325	62.589	936	$1,212,262	$75,789	$1,288,051	Duvaz
RE-15	8,717,639	379,904	3.9545	176,483	39.545	710	$765,929	$57,490	$823,418	Alpamina
RE-07	8,716,538	376,860	2.0600	28,485	20.600	385	$398,990	$31,174	$430,164	Heap leaching residues
RE-01	8,717,520	374,755	2.3479	23,480	11.739	740	$227,376	$59,919	$287,295	Santa Rita tailings deposits
RE-04	8,716,512	376,481	0.5500	7,160	5.500	313	$106,526	$25,344	$131,870	Garbage deposits
RE-05	8,716,682	376,882	0.1622	1,335	1.622	86	$31,416	6,964	$38,379
TOTAL			160.5315	516,625	867,213	13,116	$13,440,153	$256,679	$2,999,602

Note: In case it is necessary to cover all the areas exposed to tailings currently located above the water mirror of Huascacocha Lagoon (identified in blueprints as RE-13 and RE-14 with an area of 145 hectares), an estimate of 10 million dollars should be added to the cost, considering that the cost per unit for the covering with a 0.5 m.clay layer is approximately $ 70,000/Ha. This cost is not considered in the table, due to the Integrated Project for the Reinforcement and Elevation of the Huascacocha Tailings Deposit Dam, whereby the tailings would be submerged once the water mirror of the lagoon raises above the current level of the surface exposed to tailings.

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Table 11.3 – Open Pits with Closure Costs above US$ 1,000 each

CODE	MEASURES FOR THE CLOSURE OF PITS			CLOSURE COSTS		REMARKS
	COORDINATES		AREA (Ha)	BARRIERS US$	TOTAL US$
	NORTH	EAST
Toromocho Pit
Nelly Pit

TOTAL CLOSURE COST (in US$)

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Table 11.4 - Mine Entrances with Closure Costs above US$ 500 each

	COORDINATES			DIMENSIONS (m)			WASTE VOLUME (m3)	CLOSURE COST US$
CODE	NORTH	EAST	ELEVATION	WIDTH	HEIGHT	DEPTH

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Table 11.5 – Jack Head Pits and Shafts with Closure Costs above US$ 300 each

CODE	MEASUREMENTS FOR CLOSURE OF JACK HEAD PITS AND SHAFTS				CLOSURE COST (US$)
	COORDINATES		DIMENSIONS
	NORTH	EAST	WIDTH	LENGTH

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Table 11.5 (cont) – Jack Head Pits and Shafts with Closure Costs above US$ 300 each

CODE	MEASUREMENTS FOR CLOSURE OF JACK HEAD PITS AND SHAFTS				CLOSURE COST (US$)
	COORDINATES		DIMENSIONS
	NORTH	EAST	WIDTH	LENGTH

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Table 11.5 (cont) – Jack Head Pits and Shafts with Closure Costs above US$ 300 each

CODE	MEASUREMENTS FOR CLOSURE OF JACK HEAD PITS AND SHAFTS				CLOSURE COST (US$)
	COORDINATES		DIMENSIONS
	NORTH	EAST	WIDTH	LENGTH

TOTAL CLOSURE COST FOR JACK HEAD PITS AND SHAFTS					$10,623

Table 11.6 below includes a summary of the number and cost estimate for each type of liability identified within the study area as shown in the blueprints.

Table 11.6 - Summary of Closure Costs

Type of Liability	Number	Closure Cost Estimate
Waste dumpsites	878	$12,087,000
Tailings deposits and leaching heaps	15	$3,000,000
Open pits	187	$212,000
Mine entrances	714	$108,400
Shafts	464	$120,200

TOTAL CLOSURE COST		15,527,600

Costs corresponding to final closure of other important liabilities located in the Project area are to be added to the above costs. There are complete projects which have been approved by the Ministry of Energy and Mines, especially the covering of exposed

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tailings discharged into the Huascacocha Lagoon and the treatment of acidic water discharged through the Kingsmill Tunnel; such costs are detailed as follows:

•	Integrated Project for the Reinforcement and Elevation of the Huascacocha Tailings Deposits Dam

Project cost estimate :

a) Dam reinforcement and elevation	: US$	1,058,100
b) Rock filling for cover protection	: US$	400,340

Total Cost	: US$	1,458,440

Therefore, the cost distribution among the companies involved would be:

Centromín Perú	: US$	979,334
Soc. Minera Argentum (formerly Corona)	: US$	306,418
Soc. Minera Austria Duvaz	: US$	172,679

This project also includes the relocation cost of the runoff channel, estimated at US$136,203, which will be assumed by Centromín Perú and Soc. Minera Austria Duvaz only.

•	Project for the Treatment of Acidic Mine Waters in the Kingsmill Tunnel

Project cost estimate :	Investment	: US$	13 million
	Operation	: US$	2 million/year

Therefore, the project cost distribution among the companies involved would be:

COMPANY	INVESTMENT (US$)	OPERATION (US$/year)
Centromín Perú	9,386,000	1,444,000
Soc. Minera Argentum (formerly Corona)	1,599,000	246,000
Soc. Minera Puquiococha	1,105,000	170,000
Soc. Minera Austria Duvaz	637,000	98,000
Minera Centraminas	273,000	42,000

This makes the total cost of the environmental remediation and the closure of all liabilities, identified within Sub-Lots A and 2B Pucará, increase to a total of US$ 28.5 million. Annually, US$ 2 million would have to be added to the total for operations at the Kingsmill Tunnel acidic water treatment plant.

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Lima, December, 2004

SVS Ingenieros S.A.

Carlos G. Soldi

General Manager

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12.	REFERENCES

1.	Environmental Baseline Study for the Toromocho Project

SVS Ingenieros S.A. 2004

2.	Mining Geology

H.E. McKinstry, Prentice Hall, 1948

3.	Environmental Evaluation of Morococha Mining Unit

Knight Piésold LLC/Knight Piésold Consultores S.A., 1996

4.	Environmental Management and Compliance Program (PAMA) of the Morococha UDP

Empresa Minera del Centro del Perú, 1997

5.	Study of Water Treatment and Deviation at Kingsmill Tunnel and Huascacocha and Huacracocha Lagoons and their Integration to Marca II Project KC-SVS, 199

—————-

PEC/Marcio

270111K5.2-A

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TRA.0110-05/N

MINERA PERÚ COPPER SYNDICATE S.A.

ENVIRONMENTAL BASELINE STUDY FOR THE

MOROCOCHA MINE DISTRICT PROJECT

FINAL REPORT

EXHIBIT I and EXHIBIT II

Project 1–A–265–001

December 2004

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EXHIBITS

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Exhibit I

Photographs

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4

Huascacocha Lake Dam. Monitoring Station 1

On the foreground, underwater tailings discharge pipelines; on the background,

fan-shaped tailings beach partially revegetated

On the foreground underwater tailings discharge pipelines on the background, tailing beaches in Tuctu area

Tailing beach at Huascacocha Lake. Location of Water Monitoring Station 2

5

Sanitary landfill in Santa Rita area

Cerro Shanshamarca (NE) viewed from the Central Highway. In the foreground, the Tuctu area remediated by Centromin (waste materials and encapsulated tailings). Carlos Reynaldo mine entrance and other mine entrances, waste materials, and far to the right, the exploitation area of borrowing material (quarry).

View of Quebrada Viscas from the Central Highway. In the foreground, solid waste at the side of the highway, on the background, Minera Corona’s waste heap

Detail of tailing ponds at Compañía Minera Corona’s operating mine

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6

Views of Quebrada Viscas, Cerro Shanshamancal (NE), where several diggings can be seen

7

Quebrada Viscas, Cerro Shanshamanca(SW), where no environmental impacts are seen

Venecia Lake. Located upstream are old small exploration and exploitation drilling holes containing waste materials that are being washed away by percolation and precipitations. .Water from precipitations is totally impounded in the lake.

On the foreground, Morococha tailings deposit; on the background, Cerro Shanshamanca(SW). Waste materials are shown on the right side of the hill

8

On the foreground, the high basin of San Antonio Lake; on the background, snow-capped Shahuac Mountain and on the right snow-capped Trigopallana Mountain

On the foreground, San Antonio Lake; on the background, Cerro Shanshamanca

On the foreground, San Antonio Lake; on the background, Tachman Mine

9

Snow-capped Yanashinga Mountain (E) where waste materials are found.

Snow-capped Yanashinga Mountain (W).

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10

View of abandoned campsites belonging to Compañìa Minera Santa Rita

11

On the foreground, Huacracocha Lake; on the background , snow-caped Anticona Mountain.

Unnamed hill where diggings are seen

Snow-capped Anticona Mountain viewed from the opening of the train pass

12

Carlos Reynaldo Mine Entrance

Sierra Nevada Mine Entrance

Manuelita Mine Entrance

Mine entrance near Sierra Nevada

13

Dos Naciones Mine Entrance

Dos Naciones Mine Entrance

Codiciada Mine Entrance

Old Codiciada Mine Entrance.

Old Codiciada Mine Entrance

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14

Waste heaps at Morococha

Dos Naciones 1 waste heap, sampling channels.

Dos Naciones waste heap 2, sampling channels.

Dos Naciones 3 waste heap, sampling channels.

Sierra Nevada waste heap

Sierra Nevada waste heap (detail).

15

Puente Amistad waste heap

Waste heaps in Toromocho area

Ravine with waste heaps at Dos Naciones Mine

Ravine with waste heaps at Dos Naciones Mine

Ravine with waste heaps at Dos Naciones Mine

16

Sierra Nevada waste heaps

Abandoned shaft without protection system

Abandoned semi-covered shaft

Discharge of Dos Naciones Mine

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Gate to the Kingsmill Tunnel

17

Morococha tailings deposit

Morococha tailings deposit (remediated)

Sludge area in Morococha

General view of the central jack head pit

Alpamina

18

Santa Rosa abandoned plant.

Sacracancha

Sacracancha Plant

Centraminas Plant

Centraminas Plant

Centraminas Plant

19

Toromocho’s open pit

Nelly pit

Toromocho landscape

Buenaventura Lake

Project 1-A-010-006	SVS Ingenieros S.A.	Page 69

CERTIFICATE OF QUALIFIED PERSON

I, Carlos G. Soldi, do hereby certify that:

1.	I am currently employed as the General Manager by:

SVS ________ S.A.

________ del Solar 875

_________,

Lima 18, Peru.

2.	I am graduated with the following degrees from:

•	University of Newcastle Upon Tyne, 1979.

M.Sc. Rock Mechanics and Excavation Engineering

•	University College Cardiff, Wales, Great Britain, 1974

B.Sc. Mining Engineering

•	Pontificia Universidad Carólica del Perú, 1969

Civil Engineering

3.	I am a Registered Professional Engineer in Peru

•	Colegio de Ingenieros del Perú

Registration No. 13882

I am also a member of the Peruvian Institute of Mining Engineers.

4.	I have worked as a Mining Engineer for a total of 30 years since my graduation from university, having participated and been responsible for the supervision of the Environmental Impact Studies of some of the most important mining projects developed out in Peru over the last eight years, among which are: Sipan Mining Project (Hochschild Group). _______ Mining Project (Barrick Gold), Pal___ Mining Project (Mitsui Mining Ltd.) and Antamina Mining Project (INMET-Rio Algom).

5.	I have read the definition of “qualified person” set out in National Instrument 43-101 and certify that by that reason of my education, affiliation with a professional association and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of N143-101.

6.	I am responsible for the report ______ Minera Peru Copper Syndicate S.A., Environmental Baseline Study for the Morococha Mining District, Final Report, dated December 2004 relating to the Toromocho Mining Project in Peru. During the execution of this work. I visited the Morococha Mining _________ several occasions between May and December 2004.

7.	SVS Ingenieros S.A. is a qualified company registered with the Ministry of Energy and Mines of ____, having been authorized to perform environmental impact studies and mine closure plans under the ________ regulations.

I herby declare that SVS Ingenieros S.A. has not been involved in the Toromocho Mining Project prior to the development of this Environmental Baseline Study.

8.	I am not aware of any material fact or material change with respect to the subject matter of the Environmental Baseline Study that is not reflected in the Environmental Baseline Study Final Report, the omission to disclose which makes the Environmental Baseline Study misleading.

9.	I am independent of the issuer applying all of the tests in Section 1.5 of N143-101.

10.	I have read the National instrument 43-101 and Form 43-101___ and to my knowledge, the Technical Report has been prepared in compliance with that instrument and form.

11.	I consent to the filing of the Environmental Baseline Study with any stock exchanged and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Environmental Baseline Study.

Dated February 23, 2005

/s/ Carlos G. Soldi
Carlos G. Soldi
SVS INGENIEROS S.A.

Post-It _ Transmissión ___ Fax 7671	_____ DATE 23/02	______ OF PAGES 02

_______ __reble	________ _________

COMPAN_____	_______

DEPARTMENT_/DEPT	TELE__________ 2_14077

FAX 4267070	FAX 446_892